Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

RELATING TO

DAKOTA PRAIRIE REFINING, LLC

Exhibit Number	Description of Exhibit
2.1*	Membership Interest Purchase Agreement, dated as of June 24, 2016, between WBI Energy, Inc. and Tesoro Refining & Marketing Company LLC.
* Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish copies of the omitted schedules and exhibits upon request by the Securities and Exchange Commission; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules or exhibits so furnished.

Omitted Schedules and Exhibits
Schedule 1.3	Working Capital Statement
Schedule 2.2(a)(ii)	Purchaser Account Information
Schedule 2.2(a)(iii)	Escrow Account Information
Schedule 2.2(a)(ix)	Indebtedness
Schedule 2.2(a)(xv)	Governmental Authorizations and Third-Party Authorizations and Consents
Schedule 2.2(b)(i)	Seller Account Information
Schedule 3.2(a)	No Conflicts
Schedule 3.2(b)	Consents of any Governmental Authority
Schedule 3.3(a)	Ownership and Control
Schedule 3.6	No Undisclosed Liabilities
Schedule 3.7	Absence of Certain Changes and Events
Schedule 3.8	Tax Matters
Schedule 3.8(b)	Tax Returns
Schedule 3.9	Litigation
Schedule 3.10	Compliance with Laws
Schedule 3.11(a)	Governmental Authorizations
Schedule 3.11(b)	Compliance with Governmental Authorizations
Schedule 3.12	Environmental Matters
Schedule 3.13(a)	Real Property
Schedule 3.13(d)	Violations Regarding Real Property and Improvements
Schedule 3.13(e)	Other Real Property Matter
Schedule 3.13(f)	Real Property Documents Modifications and Defaults
Schedule 3.13(h)	Real Property Notices and Consents
Schedule 3.13(i)	Real Property Options or Rights of First Refusal

Schedule 3.14(a)(i)	Trademarks
Schedule 3.14(d)(i)	Third Party Software
Schedule 3.15(a)	Title to Assets
Schedule 3.16(a)	Benefits Plans
Schedule 3.16(i)	Payments under Benefits Plans
Schedule 3.17(a)	Company Employees
Schedule 3.18	Insurance
Schedule 3.19(a)	Agreement List & Status
Schedule 3.20	Affiliate Transactions
Schedule 3.21(a)	Material Suppliers and Material Customers
Schedule 3.21(b)	Relationships with Material Suppliers and Material Customers
Schedule 3.24(c)	Import and Export Compliance
Schedule 4.3(a)	No Conflicts
Schedule 4.3(b)	Consents of any Governmental Authority

Exhibit A	General Release
Exhibit B	Ventech Assignment and Assumption Agreement
Exhibit C	Transition Services Agreement
Exhibit D	Company Release
Exhibit E	Calumet Release
Exhibit F	Seller Release
Exhibit G	Indemnification Agreement
Exhibit H	Financial Statements
Exhibit I	Escrow Agreement

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Annex A Notice Information
Annex B Definitions

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement, dated as of June 24, 2016, is by and among WBI Energy, Inc., a Delaware corporation (the “Seller”) and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (the “Purchaser”). A term with its initial letter capitalized or initial letters capitalized that is used but not defined in this Agreement has the meaning assigned to that term in ANNEX B.
RECITALS
WHEREAS, Dakota Prairie Refining, LLC, a Delaware limited liability company (the “Company”) is engaged in the business of processing and refining crude oil into diesel fuel, naphtha and atmospheric bottoms (the “Business”) at its refinery located in Stark County, North Dakota (the “Facilities”);
WHEREAS, as of the Closing, the Seller will be the record and beneficial owner of 100% of the issued and outstanding membership interests or other equity interests of the Company (the “Membership Interests”); and
WHEREAS, at the Closing, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, the Membership Interests, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I

THE TRANSACTION
Section 1.1    Purchase and Sale of Membership Interests. On the terms and subject to the conditions of this Agreement, as of the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell and assign to the Purchaser, the Membership Interests, free from any Liens, other than Permitted Liens (and other than transfer restrictions under applicable securities Laws) (the “Acquisition”), for the aggregate consideration specified in this ARTICLE I.
Section 1.2    Consideration. As consideration for the sale and assignment of the Membership Interests from the Seller to the Purchaser, from and after the Closing, Purchaser shall cause the Company to continue satisfying the Company’s loan payment obligation under the Credit Agreement in accordance with the terms and conditions of the Credit Agreement, as may be amended from time to time.
Section 1.3    Net Working Capital. At the Closing, (a) Purchaser shall pay to Seller the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, or (b) Seller shall pay to Purchaser the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital. In connection with the foregoing, the parties will agree upon a good faith estimate of the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”) at least one day prior to Closing, using the net working capital statement attached hereto as Schedule 1.3 as an example.

Section 1.4    Final Net Working Capital Calculation.
(a)    As promptly as possible, but in any event within 60 days after the Closing Date, the Purchaser shall deliver to the Seller a balance sheet of the Company (the “Closing Balance Sheet”) as of the close of business on the day immediately preceding the Closing Date and a statement showing the calculation of the Net Working Capital derived from the Closing Balance Sheet (together with the Closing Balance Sheet, the “Net Working Capital Statement”), which statement shall be prepared in the same manner as the working capital statement attached as Schedule 1.3. The Closing Balance Sheet shall be prepared and the Net Working Capital shall be determined using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Reference Balance Sheet and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments.
(b)    The Seller and its accountants may make inquiries of the Purchaser, its accountants and its employees involved in the preparation of the Closing Balance Sheet regarding questions concerning, or disagreements with, the Net Working Capital Statement arising in the course of their review thereof. The Seller shall be given access, upon reasonable request, during normal business hours, to the books and records of the Company and all working papers of the Purchaser created in connection with the preparation of the Net Working Capital Statement to verify the accuracy, presentation and other matters relating to the preparation of the Net Working Capital Statement and the calculation of the Net Working Capital. The Seller’s right of access under this Section 1.4(b) shall terminate immediately upon the final determination of Net Working Capital pursuant to this Section 1.4.
(c)    If the Seller has any objections to the Net Working Capital Statement, the Seller shall deliver to the Purchaser within 30 days after delivery of the Net Working Capital Statement a statement setting forth Seller’s objections thereto (an “Objections Statement”) and all amounts that are not in dispute shall be paid by the party owing such payment by wire transfer of immediately available funds no later than three business days after the time period in which the Seller may deliver an Objections Statement (but only to the extent that the amounts that remain in dispute (to the extent resolved in the paying party’s favor) do not change the party who owes any amount under this Section 1.4, in which event amounts shall be paid pursuant to Section 1.5). If an Objections Statement is not delivered to the Purchaser within 30 days after delivery of the Net Working Capital Statement, the Net Working Capital Statement shall be final, binding and non-appealable by the parties. The Purchaser and the Seller shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement (the “Dispute Resolution Period”), the Purchaser and the Seller shall submit such dispute to nationally-recognized, reputable independent accounting firm mutually agreed upon by Purchaser and Seller that has not been engaged by Purchaser or its Affiliates on the one hand, or Seller or its Affiliates on the other hand, within the then-preceding 24 months (the “Dispute Resolution Auditor”). Any submissions to the Dispute Resolution Auditor must be written and delivered to each party to the dispute. Any written resolution by the Purchaser and the Seller of the Net Working Capital Statement and the Objections Statement during the Dispute Resolution Period shall be final, binding and conclusive on the parties.
(d)    For purposes of any Objection Statement, the Dispute Resolution Auditor shall consider only those items and amounts which are identified in the Objections Statement as being items which the Purchaser and the Seller are unable to resolve and shall request a statement from the Purchaser and the Seller regarding such disputed items and amounts which sets forth each party’s calculation of such items. The Dispute Resolution Auditor’s determination will be based solely on the definition and method of calculation of the Net Working Capital contained or referred to (as the case may be) herein. Further, the Dispute Resolution Auditor’s determination shall be based solely on the presentations by the Seller and the Purchaser which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Purchaser and the Seller shall use their commercially reasonable efforts to cause the Dispute Resolution Auditor to make a determination of the matters in dispute as soon as practicable. The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding on, and non-appealable by, the parties. The costs and expenses of the Dispute Resolution Auditor shall be allocated as to 50% thereof to the Seller and 50% thereof to the Purchaser.
Section 1.5    Payment of Adjustments to Net Working Capital.
(a)    Upon final determination of the Net Working Capital pursuant to Section 1.4 (the “Final Net Working Capital”), the Purchaser and the Seller shall compare such amount to the amount of the Estimated Net Working Capital. If the amount of the Final Net Working Capital is greater than the amount of the Estimated Net Working Capital, the amount of such excess shall be paid by the Purchaser to the Seller in accordance with Section 1.5(b). If the amount of the Final Net Working Capital is less than the amount of the Estimated Net Working Capital, the amount of such shortfall shall be paid by the Seller to the Purchaser in accordance with Section 1.5(b).
(b)    Any payment required pursuant Section 1.5(a) shall be made within five Business Days after the date on which the Final Net Working Capital is finally determined.
Section 1.6    RINs Payable.
(a)    At Closing, Seller will transfer to the Escrow Agent an amount equal to the Estimated RINs Payable (the “Escrow Amount”) to be held in Escrow pursuant to the terms of the Escrow Agreement.
(b)    Following the Closing Date, the Purchaser will provide, or will cause the Company to provide, monthly updates as to the actual average price for each category of RINs purchased by the Purchaser during the previous month (meaning RINs purchased by the Purchaser on behalf of itself and its Affiliates and RINs purchased by the Purchaser with respect to the Company), no later than 5 Business Days after the end of the applicable month.
(c)    Based on the monthly reports provided to the Seller pursuant to Section 1.6(b), at any time after Closing, but no less than 60 days prior to the date the Company’s RVOs are required to be paid, Seller will notify Purchaser when to begin purchasing RINs to satisfy such RVOs. Purchaser shall purchase RINs per the request of Seller during the agreed upon timeline. In the event that the Seller fails to notify the Purchaser to begin purchasing RINs to satisfy the Company’s RVOs at least 60 days prior to the date such RVOs are required to be paid, Purchaser shall purchase RINs that are sufficient to satisfy such RVOs during the 60 days prior to the date such RVOs are required to be paid.
(d)    Within 30 days after all of RINs required to satisfy the Company’s RVOs, as applicable, have been purchased, Purchaser will provide to Seller a calculation of the total cost that Purchaser or the Company actually incurred purchasing RINs to satisfy the Company’s RVOs by taking the actual average price paid by the Company or Purchaser for each category of RIN during the applicable period which the Company and Purchaser were authorized to purchase RINs to satisfy the Company’s RVOs. The total amount of this calculation will be the “Final RINs Payable”.

(e)    Within 15 Business Days following the delivery of the calculation of the Final RINs Payable, Purchaser and Seller will deliver to the Escrow Agent a joint notice directing the Escrow Agent to pay (i) to Purchaser out of the Escrow Account an amount equal the amount of the Final RINs Payable and (ii) to Seller any remaining amounts in the Escrow Account in excess of the amount of the Final RINs Payable released to Purchaser. In the event that the amount of the Final RINs Payable is greater than the Escrow Amount, Seller will pay to Purchaser the amount of such difference within 15 Business Days following the delivery of the calculation of the Final RINs Payable by wire transfer in immediately available funds.
(f)    In the event that the U.S. Environmental Protection Agency (the “EPA”) grants a waiver to the Company that results in a reduction of the Company’s RVOs:  (i) prior to the settlement of the escrow, such waiver will be taken into account when calculating the Final RINs Payable to give effect to the reduction of the Company’s RVOs, or (ii) after the settlement of the escrow, the Purchaser shall pay to the Seller the amount of the reduction of the Company’s RVOs, based upon the actual price at which seller purchased RINs to meet the Company’s RVO.
(g)     In the event that the EPA reduces the RVO for 2015 and 2016, this reduction in cost will be settled as set forth in Section 1.6(f).  In the event that the EPA increases the RVO for 2015 and 2016, the cost of the increased obligation will be settled as set forth in Section 1.6(e).
Section 1.7    Tax Treatment of Consideration. The Seller and the Purchaser agree to report the purchase and sale of the Membership Interests pursuant to this Agreement for United States (and, where applicable, state and local) income Tax purposes as a sale by the Seller and as an acquisition by the Purchaser of the assets of the Company in exchange for the assumption of the liabilities of the Company and the other payments to be made by the Purchaser to the Seller described in this Agreement (the “Consideration”). Within sixty (60) days following the Closing, the Seller shall deliver to the Purchaser a statement reflecting the allocation of the Consideration among the assets of the Company in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder (the “Allocation”). To the extent that the Purchaser disputes the Allocation, Section 1.4 shall apply mutatis mutandis. If the Consideration changes after the Allocation has been delivered, the Seller shall deliver a revised statement reflecting the allocation reflecting the allocation of the Consideration among the assets of the Company in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder (the “Revised Allocation”). To the extent that the Purchaser disputes the Revised Allocation, Section 1.4 shall apply mutatis mutandis. Seller and Purchaser shall report, act, and file all Tax Returns (including the Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation (or the Revised Allocation, if applicable), to the extent permitted by applicable Law.
ARTICLE II

CLOSING; ADJUSTMENTS
Section 2.1    The Closing. The closing of the Acquisition and other transactions provided for herein (the “Closing”) shall take place at the offices of McGuireWoods LLP located at 77 West Wacker Drive, Suite 4100, Chicago, IL 60601-1818, on the second (2nd) Business Day after the conditions to closing set forth in Section 2.3(a) and Section 2.3(b) have been satisfied or waived as provided in such Section, or any other date mutually agreed on by the parties (the “Closing Date”); provided that any Party may participate remotely in the Closing by electronic delivery of documents and/or funds. The Closing shall be effective as of 12:01 a.m. on the Closing Date.

Section 2.2    Closing Deliveries.
(a)    Seller Deliveries. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser all of the following:
(i)    original certificate(s) representing the Membership Interests and Assignment(s) of Interest attached to the certificate(s) representing the Membership Interests, duly executed in blank;
(ii)    if applicable, the amount by which the Estimated Net Working Capital is less than the Target Net Working Capital, by wire transfer of immediately available funds to the account specified in Section 2.2(a)(ii) of the Disclosure Schedule;
(iii)    the amount of the Estimated RINs Payable, by wire transfer of immediately available funds to the Escrow Account, as specified in Schedule 2.2(a)(ii).
(iv)    actual or constructive possession of the Books and Records of the Company;
(v)    a general release, as attached hereto as Exhibit A, signed by the Seller (the “General Releases”);
(vi)    an assignment and assumption agreement from the Company to Seller as attached hereto as Exhibit B (“Ventech Assignment and Assumption Agreement”);
(vii)    a transition services agreement between the Company and Seller as attached hereto as Exhibit C (the “Transition Services Agreement”);
(viii)    a release, as attached hereto as Exhibit D, signed by Calumet (the “Company Release”);
(ix)    payoff letters with respect to or other evidence of cancellation of all Indebtedness (other than Indebtedness set forth on Section 2.2(a)(ix) of the Disclosure Schedule) and all related releases and terminations of all Liens associated with all such Indebtedness, each in form and substance reasonably acceptable to Purchaser;
(x)    a certificate from an officer or an authorized person of the Company certifying (i) the articles of organization and limited liability company operating agreement of the Company and the requisite resolutions or actions of the Company’s governing body approving the signing and delivery of the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements, and (ii) the incumbency and signatures of the officers or authorized persons signing the Ancillary Agreements to which the Company is a party;
(xi)    a certificate from the secretary or an authorized person of the Seller certifying (i) the certificate of incorporation and bylaws of the Seller and the requisite resolutions or actions of the Seller’s board of directors approving the signing and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement and such Ancillary

Agreements, and (ii) the incumbency and signatures of the officers or authorized persons signing this Agreement and the Ancillary Agreements to which the Seller is a party;
(xii)    a certificate of good standing issued by the Secretary of State of the State of Delaware as of a date no more than ten (10) days prior to the Closing Date for the Company;
(xiii)    a certificate of good standing issued by the Secretary of State of the State of Delaware as of a date no more than ten (10) days prior to the Closing Date for the Seller;
(xiv)    a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by the Seller and reasonably satisfactory to the Purchaser;
(xv)    each of the Governmental Authorizations and third-party authorizations and consents listed in Section 2.2(a)(xv) of the Disclosure Schedule;
(xvi)    a Waiver, Consent and Amendment with respect to the Credit Agreement, executed by the Administrative Agent and each lender party thereto, pursuant to which (A) the Administrative Agent and each lender party to the Credit Agreement (1) waives all restrictions contained in the Credit Agreement relating to, and consents to, the transactions contemplated by this Agreement, (2) consents to the Company being designated as a restricted subsidiary and entering into one or more guaranties, in each case with respect to Indebtedness of the Purchaser or its Affiliates, in each case after the Closing, (3) agrees to extend the maturity date of Term Loan A under the Credit Agreement to April 30, 2019 (with no modification to the maturity dates under Term Loan B or Term Loan C under the Credit Agreement) and (4) agrees to retain and extend the same interest rate currently applicable to the Term Loan A and Term Loan B under the Credit Agreement, with an option to prepay without penalty or premium, in form and substance reasonably acceptable to the Purchaser and (B) Centennial Energy Holdings, Inc. reaffirms its guarantee of the obligations of the Company under the Credit Agreement, in each case in form and substance reasonably acceptable to the Purchaser;
(xvii)    an indemnification agreement from the Purchaser to Centennial Energy Holdings, Inc., as attached hereto as Exhibit G (“Indemnification Agreement”);
(xviii)    letters of resignation, effective as of the Closing Date, signed by each officer, manager and/or board member of the Company;
(xix)    the Escrow Agreement, signed by Escrow Agent and Seller; and
(xx)    such other documents, including the Ancillary Agreements, as the Purchaser may reasonably request for the purpose of facilitating the consummation or performance of the transactions contemplated hereby.

(b)    Purchaser Deliveries. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller all of the following:
(i)    if applicable, the amount by which the Estimated Net Working Capital exceeds Target Estimated Net Working Capital, by wire transfer of immediately available funds to the account specified in Section 2.2(b)(i) of the Disclosure Schedule;
(ii)    the Ventech Assignment and Assumption Agreement;
(iii)    the Transition Services Agreement;
(iv)    a release in favor of Calumet, as attached hereto as Exhibit E, signed by the Company and Purchaser (the “Calumet Release”);
(v)    a release in favor of the Seller, as attached hereto as Exhibit F, signed by the Company and Purchaser (the “Seller Release”);
(vi)    the Indemnification Agreement;
(vii)    a certificate from an officer or an authorized person of the Purchaser certifying (i) the articles of organization and operating agreement of the Purchaser and all requisite resolutions or actions of the Purchaser’s governing body approving the signing and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) the incumbency and signatures of the officers or authorized persons signing this Agreement and the Ancillary Agreements to which the Purchaser is a party;
(viii)    the Escrow Agreement, signed by Purchaser; and
(ix)    such other documents as the Seller may reasonably request for the purpose of facilitating the consummation or performance of the transactions contemplated hereby.
Section 2.3    Closing Conditions.
(a)    Purchaser Conditions. Unless waived in writing by the Purchaser, the obligations of the Purchaser to consummate the transactions contemplated herein will be subject to the fulfillment in all respects, after the date hereof and on or before the Closing Date, of the following conditions:
(i)    there will be no injunction, restraining order or decree of any nature of any Governmental Authority that is in effect that restrains or prohibits the consummation of the Closing, and no action, suit, proceeding, investigation or inquiry shall be pending or threatened that seeks to restrain or prohibit the consummation of the Closing;
(ii)    the Seller shall have acquired all of the membership interests in the Company owned by Calumet or its Affiliates (the “Calumet Transaction”);
(iii)    the representations and warranties of Seller contained in Section 3.1, Section 3.3, Section 3.23, Section 4.1, Section 4.2 and Section 4.6 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date;
(iv)    the other representations and warranties of Seller contained in this Agreement that are qualified as to materiality or Material Adverse Change shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as though made on the Closing Date;
(v)    the Seller shall have performed and complied in all material respects with its covenants and agreements under this Agreement;
(vi)    all of the consents, approvals, notices and filings set forth on Schedule 3.2(a) shall have been obtained or made and shall be in full force and effect;
(vii)    no Material Adverse Change, individually or in the aggregate, shall occur on or before the Closing Date;
(viii)    the Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Seller, that each of the conditions set forth in Section 2.3(b) have been satisfied;
(ix)    there shall be no (1) pending or threatened litigation or other administrative or judicial action or proceedings, commenced by any Governmental Authority, Antitrust Authority or third party, whether oral or in writing, to prevent or materially interfere with the consummation of the Acquisition; (2) outstanding Civil Investigative Demand or subpoena issued by the U.S. Federal Trade Commission to the Purchaser or the Seller with respect to the Acquisition; or (3) decision or ruling (whether temporary, preliminary or permanent) by any Governmental Authority, Antitrust Authority or court that would restrain, enjoin, postpone or prohibit the parties from consummating the Acquisition; and
(x)    the Seller has delivered or made available for delivery, each item set forth in Section 2.2(a).
(b)    Seller Conditions. Unless waived in writing by the Seller, the obligations of the Seller to consummate the transactions contemplated herein will be subject to the fulfillment in all respects, after the date hereof and on or before the Closing Date, of the following conditions:
(i)    there will be no injunction, restraining order or decree of any nature of any Governmental Authority that is in effect that restrains or prohibits the consummation of the Closing, and no action, suit, proceeding, investigation or inquiry shall be pending or threatened that seeks to restrain or prohibit the consummation of the Closing;
(ii)    the Calumet Transaction shall have been completed;
(iii)    the representations and warranties of the Purchaser contained in Section 5.1 and Section 5.4 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on the Closing Date;

(iv)    the other representations and warranties of the Purchaser contained in this Agreement that are qualified as to materiality or Material Adverse Change shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as though made on the Closing Date;
(v)    Purchaser shall have performed and complied in all material respects with its covenants and agreements under this Agreement;
(vi)    all of the consents, approvals, notices and filings set forth on Schedule 3.2(a) shall have been obtained or made and shall be in full force and effect;
(vii)    the Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Purchaser, that each of the conditions set forth in Section 2.3(a) have been satisfied;
(viii)    there shall be no (1) pending or threatened litigation or other administrative or judicial action or proceedings, commenced by any Governmental Authority, Antitrust Authority or third party, whether oral or in writing, to prevent or materially interfere with the consummation of the Acquisition, (2) outstanding Civil Investigative Demand or subpoena issued by the U.S. Federal Trade Commission to the Purchaser or the Seller with respect to the Acquisition; or (3) decision or ruling (whether temporary, preliminary or permanent) by any Governmental Authority, Antitrust Authority or court that would restrain, enjoin, postpone or prohibit the parties from consummating the Acquisition; and
(ix)    the Purchaser has delivered or made available for delivery, each item set forth in Section 2.2(b).
ARTICLE III

REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY
Except as set forth in the relevant Disclosure Schedule, the Seller represents and warrants to the Purchaser, as of the date hereof (or such earlier date as is specified below), as follows:
Section 3.1    Organization and Qualification; Authority.
(a)    The Company validly exists as a limited liability company duly organized and in good standing under the Laws of the State of Delaware. The Company has all requisite limited liability company power and authority necessary to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company qualifies as a foreign limited liability company in good standing wherever failing to be so qualified and in good standing would result in a Material Adverse Change.
(b)    The Company has the necessary power and authority to enter into each Ancillary Agreement to which it is a party.

(c)    The Company’s execution, delivery and performance of each Ancillary Agreement to which it is a party have been duly and validly authorized by all necessary limited liability company action with respect to the Company.
(d)    Each Ancillary Agreement to which the Company is a party has been duly and validly executed and delivered by the Company.
(e)    Assuming the Ancillary Agreements are duly executed and delivered and are legally binding obligations of the Purchaser (and the other parties thereto, except the party making this representation), the Ancillary Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company enforceable against it in accordance with their respective terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, and similar Laws affecting creditors’ rights and by the availability of injunctive relief, specific performance, and other equitable remedies.
(f)    The Seller has delivered to the Purchaser true, complete and correct copies of the currently effective organizational and governing documents of the Company.
(g)    The Seller has delivered to the Purchaser true, complete and correct copies of all currently effective shareholders agreements or similar documents with respect to the Company.
Section 3.2    No Conflicts.
(a)    Except as set forth in Section 3.2(a) of the Disclosure Schedule, the consummation of the Acquisition or the transactions contemplated under any Ancillary Agreement to which the Company is a party does not, whether with or without notice or time’s passing:
(i)    contravene the organizational or governing documents of the Company;
(ii)    contravene or result in any material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien, other than Permitted Liens, or creation of any of the foregoing on the Company’s assets under any of the terms, conditions or provisions of any material agreement to which the Company is a party or by which the Company’s assets are bound or any Governmental Authorization necessary for the Company to conduct its business;
(iii)    contravene any Law applicable to the Company;
(iv)    result in the creation of any Lien upon any Membership Interests or assets of the Company.
(b)    Except as set forth in Section 3.2(b) of the Disclosure Schedule, no consent, approval, authorization of, or registration, declaration or filing with, any Governmental Authority in any jurisdiction or any third Person must be made or obtained by the Company before: (i) the Company can sign, deliver, or perform any Ancillary Agreement to which it is a party, or (ii) the parties can consummate the transactions contemplated by this Agreement.

Section 3.3    Ownership and Control.
(a)    Section 3.3(a) of the Disclosure Schedule accurately lists the following as of the time immediately before the Closing:
(i)    the Company’s authorized capitalization;
(ii)    the number of issued and outstanding membership interests of the Company, each record and beneficial owner, and each such owner’s membership interests;
(iii)    all outstanding rights to acquire the Company’s membership interests;
(iv)    all outstanding securities of the Company or other obligations of the Company convertible, exchangeable or exercisable into membership interests of the Company; and
(v)    except for the organizational and governing documents of the Company, any agreements (excluding those with the Purchaser) relating to owning, voting, or transferring any equity interests of the Company, including options, warrants, equity securities, calls, or rights or agreements of any character to which the Company is a party or by which the Company is bound obligating it to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional equity interests or other equity interests of the Company or any security or rights convertible into or exchangeable into or exercisable for any such equity interests or other equity securities, or obligating it to grant, extend, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement.
(b)    Each outstanding membership interest of the Company is duly authorized and validly issued.
(c)    As of the Closing, the Company shall have no authorized or outstanding Indebtedness, except for Indebtedness set forth on Section 2.2(a)(ix) of the Disclosure Schedule. As of the date of this Agreement, the Credit Agreement has a principal and accrued interest balance of Sixty-Six Million Dollars ($66,000,000) or less.
(d)    The Company has no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to its membership interests, or other equity or voting interests in it.
(e)    The Company does not own and has never owned or had any right to acquire, directly or indirectly, any capital stock of, or other equity interests in, any Person.
Section 3.4    Financial Statements; Accounts Receivable; Inventory.
(a)    The following financial statements are attached as Exhibit H:
(i)    The audited balance sheet of the Company as of December 31, 2015 (the “Audited Balance Sheet”), and the unaudited balance sheet of the Company as of December 31, 2014 and December 31, 2013, together with the audited related statements of operations and comprehensive loss, members’ equity and cash flows for the fiscal year ended December 31, 2015 (the “Audited Financial Statements”), and the unaudited related statements of operations and comprehensive loss, members’ equity and cash flows for the fiscal years ended December 31, 2014 and December 31, 2013, respectively;
(ii)    The unaudited balance sheet of the Company as of March 31, 2016 (the “Reference Balance Sheet”), together with the related unaudited statements of operations and comprehensive loss, members’ equity and cash flows for the three month period then ended (the financial statements referred to in clauses (i)-(ii), collectively, the “Financial Statements”).
(b)    The Financial Statements of the Company:
(i)    present fairly, in all material respects, the Company’s financial condition and results of operations and cash flows (if provided) as of the respective dates they were prepared and for the periods those financial statements cover; and
(ii)    were prepared in accordance with GAAP, except (i) as otherwise disclosed in the notes to such Financial Statements, and (ii) in the case of unaudited Financial Statements, for the absence of footnote disclosures and other presentation items and are subject to normal and recurring year-end adjustments.
(c)    The Company’s accounts receivable reflected on the Reference Balance Sheet (the “Accounts Receivable”): (i) are valid and existing obligations of the Company, (ii) have arisen from bona fide transactions entered into by the Company involving goods sold and delivered or services rendered in the ordinary course of business, (iii) are not subject to any written or oral notices of defenses, rights of set‑off or counterclaims and (iv) are collectible within 180 days of the Closing Date.
(d)    All items of Inventory of the Company are of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business. The values at which such Inventories are carried have been determined in accordance with GAAP consistent with current accounting practices applied by the Company. The quantities of each item of Inventory are not excessive, but are reasonable in the present circumstances of the business of the Company. All Inventories are maintained at the facilities of the Company and no Inventory is held on a consignment or other title retention basis.
Section 3.5    Books and Records. The Company maintains accurate books and records and internal accounting controls that provide reasonable assurance that all transactions to which either the Company is a party or by which the Company’s properties are bound, are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP and subject to the historical application of such principles to its accounting policies. All Books and Records and minute books (if any) of the Company have been delivered to the Purchaser, subject to any copies of Books and Records or minute books (if any) of the Company that have been retained pursuant to Section 6.10 of this Agreement.
Section 3.6    No Undisclosed Liabilities. Except as set forth in Section 3.6 of the Disclosure Schedule, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected as a liability on the Financial Statements, except:

(a)    those reflected, described or reserved for in the Reference Balance Sheet, the Audited Balance Sheet or the Audited Financial Statements or in the notes to the Reference Balance Sheet, the Audited Balance Sheet or the Audited Financial Statements, and
(b)    those incurred in the ordinary course of business since the date of the Reference Balance Sheet consistent with the past practice of the Company, none of which are material in amount.
Section 3.7    Absence of Certain Changes and Events. Except as expressly contemplated by this Agreement and as set forth on Section 3.7 of the Disclosure Schedule, since the date of the Reference Balance Sheet, (a) the Company has conducted its business in the ordinary course and in a manner consistent with past practice in all material respects, and (b) there has not been any change, effect, event, occurrence or development, which individually or in the aggregate, taken with all other changes, effects, events, occurrences or developments, has had, or would reasonably be expected to have, a Material Adverse Change.
Section 3.8    Tax Matters. Except as set forth on Section 3.8 of the Disclosure Schedule:
(a)    (i) All material Tax Returns required to have been filed by or on behalf of the Company on or before the Closing Date have been prepared in compliance with applicable Law, have been timely filed and are true, complete and correct in all material respects, (ii) all income and other material Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid in full; and (iii) the Company has not granted any waiver or other extension of any statute of limitations in respect of Taxes which has continuing effect.
(b)    Section 3.8(b) of the Disclosure Schedule lists all jurisdictions in which the Company has filed Tax Returns since the date of the Company’s formation. No non-U.S., U.S. federal, state or local audits or other Tax proceedings are pending with regard to any Tax Returns of the Company, and neither the Seller nor the Company, has received from any Taxing Authority any (i) notice indicating an intent to open an audit or other review or (ii) notice of deficiency or proposed adjustment for any amount of Tax. Neither the Seller nor the Company has received any Claim in writing by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction.
(c)    The Company has deducted, withheld and timely paid to the appropriate Taxing Authority all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and has complied in all material respects with all reporting and record keeping requirements, including, but not limited to, all information returns and reports with respect to such Taxes, including Forms W-2 and 1099, required to be filed and such returns and reports are true, complete and correct in all material respects. True, complete and correct copies of U.S. federal and state income tax returns filed on behalf of the Company for each of the taxable years ended December 31, 2013 through 2015 have been previously delivered or made available to the Purchaser.
(d)    The Company has never: (i) applied in writing for a ruling concerning Taxes from any Taxing Authority which ruling would apply after the Closing Date; (ii) entered into a Closing Agreement concerning Taxes with any Taxing Authority which would apply after the Closing Date; (iii) filed an election under Section 338(h)(10) of the Code with respect to an acquisition of the Company’s membership interests or any subsidiary; or (iv) granted a power of attorney with respect to any Tax matter that has continuing effect. There are no Tax Liens (other than Permitted Liens) upon the properties or assets of the Company.
(e)    The Company is not a party to or has ever been bound by any tax indemnity, tax sharing, tax allocation agreement or similar contract or agreement, except to the extent included in a commercial contract whose principal purpose was not such tax indemnity, tax sharing or tax allocation.
(f)    The Company (i) is not a member of an affiliated group filing a consolidated federal income Tax Return or (ii) does not have any actual or potential liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law).
(g)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting under section 481 of the Code (or any similar provision of state, local or foreign Law) for a taxable period ending on or prior to the Closing Date; (ii) Closing Agreement executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date; (v) as a result of any election under section 108(i) of the Code with respect to the discharge of any indebtedness on or prior to the Closing Date (or any similar provision of state, local or foreign Law) or (vi) as a result of any debt instrument held prior to the Closing that was acquired with “original issue discount” as defined in section 1273(a) of the Code or subject to the rules set forth in section 1276 of the Code.
(h)    The Company has not had a permanent establishment (as defined in any applicable tax treaty) in any country other than the United States, does not engage in a trade or business within any country outside the country of its formation, or conduct a business through a branch in any country outside the country of its formation.
(i)    The Company is not and has never been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4 (or any predecessor provision). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
(j)    The Company has been and will be properly treated as a partnership from the date of the Company’s formation until the date that the Seller acquired Calumet’s interest in the Company, and immediately prior to the Closing will be classified as “disregarded as an entity separate from its owner” for U.S. federal income Tax purposes in accordance with Treasury Regulations Section 301.7701-3(b)(1) (and for purposes of all applicable state and local Tax laws).
Section 3.9    Litigation. Section 3.9 of the Disclosure Schedule accurately lists and provides a description of all litigation to which the Company is a party, whether as a plaintiff, defendant or otherwise. Except as set forth in Section 3.9 of the Disclosure Schedule, there is no Claim, whether at law or at equity, before or by any court or Governmental Authority, any arbitrator or other tribunal, pending against the Company, or, to the Seller’s Knowledge, threatened against the Company, and neither the Company, nor its assets, is subject to any outstanding Order. There is no Claim pending or threatened against the Seller or the Company pertaining to the transactions contemplated hereby.

Section 3.10    Compliance with Laws. Except as set forth in Section 3.10 of the Disclosure Schedule, (i) the Company is currently, and has been since the filing of its certificate of formation, in material compliance with all applicable Law, and (ii) the Company has not, since the filing of its certificate of formation, received any written or oral notice that the Company is violating any such Laws.
Section 3.11    Governmental Authorizations.
(a)    Section 3.11(a) of the Disclosure Schedule accurately lists all Governmental Authorizations necessary for the Company to conduct its businesses as currently conducted and to own or use the assets as the Company now does.
(b)    The Governmental Authorizations listed in Section 3.11(a) of the Disclosure Schedule remain in full force in all material respects. Except as set forth in Section 3.11(b) of the Disclosure Schedule, the Company is in compliance with, and at all times has materially complied with, all Governmental Authorizations listed in Section 3.11(a) of the Disclosure Schedule. Copies of all Governmental Authorizations listed in Section 3.11(a) of the Disclosure Schedule have been delivered to the Purchaser. To the extent required by applicable Law, the Company has filed all applications necessary to timely renew or obtain any Governmental Authorizations so as to allow each of them to continue to operate its business in accordance with applicable Law.
(c)    There are no Claims pending, or to the Seller’s Knowledge, threatened, which could result in the revocation, cancellation, suspension or material adverse modification of any Governmental Authorizations of the Company.
Section 3.12    Environmental Matters. Except as set forth on Section 3.12 of the Disclosure Schedule:
(a)    The Company has never discharged or released Hazardous Materials at any location where the Company has operated that has not been properly addressed pursuant to Environmental Law as it is enforced and administered by the North Dakota Department of Health.
(b)    The Company does not own or operate, and has not previously owned or operated, any underground storage tanks at the Facilities.
(c)    To the Seller’s Knowledge, there is no damaged or friable asbestos, or damaged or friable asbestos containing material, in any process equipment area, building or office space at any Real Property.
(d)    No polychlorinated biphenyls in violation of Environmental Laws are used, stored or exist at any Real Property.
(e)    The Company’s activities at the Facilities comply in all material respects with all applicable Environmental Laws and permits. There is no civil, criminal or administrative action, suit, proceeding pending or, to the Seller’s Knowledge, there is no civil, criminal or administrative action, suit, proceeding or investigation threatened, against the Company relating to or arising from any Environmental Law.
(f)    The Company has never received any written or oral notice from any Governmental Authority or Person asserting that any condition exists, or act or omission has occurred, at the Real Property or any other location where the Company currently operates or transported, disposed or arranged for disposal of Hazardous Materials that constitutes or has resulted in a violation of any Environmental Law by the Company or that any claim is being asserted against the Company by reason of its violation.
(g)    The Company has delivered to the Purchaser true and correct copies of all material environmental reports, studies, assessments, and audits, and any other material documents and correspondence relating to environmental matters in the possession or control of the Seller or the Company concerning the Real Property.
(h)    The Company has never received a written request for information under applicable Environmental Laws.
(i)    To the Seller’s Knowledge, no employee of the Company has, in the course of his or her employment with the Company, been exposed to any Hazardous Material during the course of his or her employment that could give rise to any Claim against the Company.
(j)    The Company has not contractually assumed any other Person’s liabilities arising under Environmental Law including any former owner or operator of the Real Property.
Section 3.13    Real Property.
(a)    Section 3.13(a) of the Disclosure Schedule accurately lists:
(i)    the complete address (including county) of all real property that the Company now owns, leases, subleases or otherwise maintains an interest in (together with all buildings, structures, improvements, and fixtures located on such real property, and all easements and other rights and interests appurtenant thereto) (collectively, the “Real Property”);
(ii)    all agreements or rights by the Company granting any Person the right to occupy or use the Real Property; and
(iii)    all agreements or rights in favor of the Company granting the Company the right to occupy or use the Real Property.
(b)    The Company has title to the Real Property free from all Liens, except for Permitted Liens. All instruments pursuant to which the Company owns, leases, subleases, holds or otherwise maintains all Real Property (collectively, the “Real Property Documents”, and each, individually, a “Real Property Document”) are valid, enforceable and in full force and effect.
(c)    The Real Property includes all of the land and buildings, structures and fixtures (the “Improvements”) located on the Real Property and all easements and other rights and interests appurtenant thereto necessary for the use by the Company in the conduct of its business at the Real Property as currently operated.
(d)    Except as set forth in Section 3.13(d) of the Disclosure Schedule, the Company has not received any written or oral notice of violation regarding the Real Property and Improvements on it, nor any written or oral notice alleging non-compliance with Laws relating to zoning and land use as well as recorded covenants and other restrictions applicable to that property.

(e)    Except as set forth in Section 3.13(e) of the Disclosure Schedule, no part of the Real Property has suffered any material damage by fire or other casualty loss that has not already been repaired and restored.
(f)    Except as set forth in Section 3.13(f) of the Disclosure Schedule, the Company has not received written notice (i) of any pending or contemplated condemnation, expropriation or other proceeding in eminent domain affecting the Real Property or any interest in it, (ii) that the current use and occupancy of the Real Property violates any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property, or (iii) of any Claim affecting or relating to the Real Property pending or being prosecuted before or by any Governmental Authority nor, to the Company’s Knowledge, is any such Claim threatened.
(g)    The Seller has delivered to the Purchaser true and correct copies of all Real Property Documents, and, to the extent within the Company’s or Seller’s possession or control, copies of all alignment maps, surveys, as-built plans, plats, title reports, title abstracts, title commitments, title opinions, title insurance policies, property condition reports and zoning reports with respect to all or any portion of the Real Property. Except as set forth in Section 3.13(g) of the Disclosure Schedule, (i) none of the Real Property Documents have been modified in any material respect, (ii) the Company has not received any written or oral notice alleging any material default under any of the Real Property Documents or has received any written or oral notice declaring any material default or event of default under the Real Property Documents which remains uncured and (iii) to the Seller’s Knowledge, no event has occurred which with notice or the passage of time or both, would constitute any such default or event of default under any Real Property Document.
(h)    The Company has not assigned, leased, subleased, transferred, conveyed, mortgaged, deeded in trust, or encumbered any of its interests created by any Real Property Document. There are no outstanding options or rights of any party to terminate any Real Property Document before its term, if any, expires. Any rents due and payable under any Real Property Documents have been paid and no rent has been paid for any period more than 30 days in advance. The Company has not given notice to any landlord under any of the non-fee Real Property Documents that it will not be exercising any extension or renewal options under the non-fee Real Property Documents. All security deposits required under any non-fee Real Property Documents have been paid.
(i)    Section 3.13(i) of the Disclosure Schedule lists all notices and consents required to be obtained from any landlord with respect to the transactions contemplated by this Agreement. The Company has not entered into any forbearance agreement as to any non-fee Real Property Document.
(j)    Except as set forth in Section 3.13(j) of the Disclosure Schedule, the Company does not have any options or rights of first refusal to purchase any non-fee Real Property or any interest in it.
(k)    The Real Property is adequately serviced by all utilities necessary for the Company to conduct its businesses as it now does on that property.
(l)    The Real Property has adequate access, either directly or through easements or other rights of way running with the real property, permitting the Company to conduct its business as it now does on that property.

(m)    There are no adverse parties in possession of the Real Property or of any part thereof, and no party has been granted by the Company any license, lease, easement, or other right relating to the use or possession of the Real Property.
(n)    Except as set forth in Section 3.13(n) of the Disclosure Schedule, there are no (i) special or other assessments for public improvements currently affecting the Real Property, (ii) to the Seller’s Knowledge, threatened special assessments affecting the Real Property, or (iii) to the Seller’s Knowledge, contemplated public improvements affecting the Real Property which may result in special assessments affecting the Real Property. The Real Property is not subject to assessment or collection of additional taxes for prior years based upon a change in land usage or ownership.
Section 3.14    Intellectual Property.
(a)    Trademarks and Trade Identity.
(i)    Section 3.14(a)(i) of the Disclosure Schedule accurately and completely lists all current registrations and applications (including any domain names) for Trademarks, and all material unregistered Trademarks, owned by the Company.
(ii)    To the Seller’s Knowledge, the Company’s use of or registration of any Trademarks does not infringe upon, misappropriate or otherwise violate, nor has the use infringed upon, misappropriated or otherwise violated any Intellectual Property right of any third party. The Company has not received written or oral notice alleging that the Company’s use of or registration of any Trademarks infringes, misappropriates, or otherwise violates a third party’s Intellectual Property rights and no such Claim is pending, or to the Seller’s Knowledge, threatened.
(iii)    The Company is the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all of the Trademarks set forth in Section 3.14(a)(i) of the Disclosure Schedule and all such Trademarks are valid and subsisting. None of the Trademarks set forth in Section 3.14(a)(i) of the Disclosure Schedule are the subject of any cancellation or opposition proceeding, and there has been no Claim asserted in writing or, to the Seller’s Knowledge, threatened, challenging the scope, validity, or enforceability of any Trademarks set forth in Section 3.14(a)(i) of the Disclosure Schedule, and none of the Trademarks set forth in Section 3.14(a)(i) of the Disclosure Schedule are the subject of any non‑governmental dispute proceeding.
(iv)    No royalty or similar fee of any kind is payable by the Company for the use of any Trademarks, except for domain names fees payable to the applicable registrar for that domain name.
(v)    The Company has not granted any Person any interest, as licensee or otherwise, in or to any of the Trademarks. To the Seller’s Knowledge, no Person is violating the Company’s rights with respect to any Trademarks. No claims that any Person is violating the Company’s rights with respect to any Trademarks have been asserted or threatened against any Person by the Company.
(b)    Copyrightable Works. The Company does not own any Copyrightable Works.
(c)    Patents. The Company does not own any Patents.

(d)    Software.
(i)    Section 3.14(d)(i) of the Disclosure Schedule accurately and completely lists all Third Party Software (other than readily available off-the-shelf, “shrink wrap”, “click wrap”, or other commercially available software programs generally available to the public pursuant to non-exclusive end-user licenses or similar software which is not material to the business of the Company).
(ii)    The Company does not own any Company Software.
(iii)    The Company has enforceable licenses with the party who claims ownership of the rights in the applicable Third Party Software, authorizing the use of any such Third Party Software for all the purposes and applications for which the Company has used or currently uses that Third Party Software. The Company’s use of the Third Party Software has not exceeded and does not exceed the scope of the licenses for the Third Party Software. All license fees or royalties payable for the use of the Third Party Software have been paid in accordance with the terms and conditions of each such license.
(e)    Confidential Information. The Company has taken commercially reasonable steps to protect rights in its confidential information or in any third party’s confidential information that it must keep confidential. There has not been any disclosure of any material Trade Secret (including any Trade Secret of any other Person disclosed in confidence to the Company) to any Person in a manner that has resulted or is likely to result in the loss of Trade Secret or other rights in and to such information of the Company. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(f)    Title to Intellectual Property Assets. The Company owns free from Liens, except for Permitted Liens, all the Intellectual Property listed in Section 3.14(a)(i) and Section 3.14(d)(i) of the Disclosure Schedule (except Third Party Software). No current of former manager, member, officer, or employee of the Company will, after giving effect to the transactions contemplated by this Agreement, own or retain any proprietary rights in any of the Intellectual Property owned, used, or held for use by the Company. The consummation of the transactions contemplated by this Agreement will not result in a material loss or material impairment of or payment of any material amounts with respect to, nor require the consent of, any other Person in respect of, the Company’s right to own, use, or hold for use any of the material Intellectual Property as owned, used, or held for use by the Company.

Section 3.15    Title to Assets; Sufficiency of Assets; the Facilities. Except as set forth on Section 3.15 of the Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in, as applicable, the Inventory, machinery and equipment, systems, tangible personal property and tangible assets that it uses regularly in, or that are necessary to, the conduct of its business as currently conducted and all of which are free from Liens, except Permitted Liens. All machinery, equipment, systems, tangible personal property and tangible assets are being sold on an “AS IS, WHERE IS” basis without any representation and warranty of any kind or nature, except as set forth in the prior sentence or as otherwise expressly set forth in this ARTICLE III.
Section 3.16    Benefit Plans.
(a)    Section 3.16(a) of the Disclosure Schedule accurately lists all Benefit Plans currently maintained or sponsored by, or contributed to, or required to be contributed to by, the Company or by any ERISA Affiliate thereof.
(b)    Each Benefit Plan that is intended to qualify under Code Section 401(a) has received a favorable determination or opinion letter from the IRS finding that it so qualifies and that each such Benefit Plan’s related trust is exempt under Code Section 501, and to the Seller’s Knowledge, no circumstance exists that has resulted or could reasonably be expected to result in either the loss of any Benefit Plan’s or its related trust’s qualified status under the Code or the need to make a self-correction or voluntary correction under the IRS’s Employee Plans Compliance Resolution System (EPCRS) in order to avoid such loss of qualified status.
(c)    Each Benefit Plan has been established, maintained, and administered in material compliance with its terms and with ERISA, the Code, the Affordable Care Act and all other applicable Laws. All required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Benefit Plan.
(d)    No non-exempt prohibited transaction described in ERISA Sections 406 or Code Section 4975 or breach of fiduciary duty described in ERISA Section 404 has occurred with respect to any Benefit Plan for which the Company or any ERISA Affiliate thereof has or could reasonably be expected to have any material liability.
(e)    Neither the Company nor any ERISA Affiliate thereof has ever sponsored, maintained, contributed to or been obligated to contribute to, and neither the Company nor any ERISA Affiliate thereof has any liability with respect to, any of the following: (i) any Multiemployer Plan, (ii) any Pension Plan subject to Title IV of ERISA or Code Section 412, (iii) any “multiple employer” plan described in Section 413 of the Code, (iv) any Welfare Plan funded by a voluntary employee beneficiary association as defined under Section 501(c)(9) of the Code, or (v) any benefit plan or arrangement that provides benefits primarily to employees or other services providers located in a country other than the United States or that is subject to the Laws of any country other than the United States.
(f)    With respect to each Benefit Plan, the Company has made available or otherwise delivered to the Purchaser complete copies of the following documents, as applicable: (i) the plan documents and any amendments thereto, or a written description of any non-written Benefit Plans; (ii) the most recent determination or opinion letter from the IRS; (iii) the most recently filed IRS Form 5500, with all schedules and the accountant’s opinion, if applicable; (iv) the most recent financial statements and actuarial valuation report, if applicable; (v) the current summary plan description and any summaries of material modifications with respect thereto; (vi) all related trust agreements, insurance contracts, and other funding arrangements; (vii) any self-correction statements or voluntary correction program filings under EPCRS or any filings under the U.S. Department of Labor’s Voluntary Fiduciary Correction Program completed or filed within the last three years; and (viii) any audit or examination notices or notices assessing or threatening the assessment of any material fines or penalties from the IRS, Department of Labor or any other Government Authority received within the last three years.
(g)    No Claim is pending or, to the Seller’s Knowledge, is threatened against any Benefit Plan, its related trust (if any), or its or its related trust’s fiduciaries, other than claims for benefits in the ordinary course. No outstanding Order names, or is directed toward, any Benefit Plan or its fiduciaries or assets.
(h)    Neither of the Company nor any ERISA Affiliate thereof has any obligation to provide any health or life insurance benefits to any employees or former employees or other current or former service providers after retirement or other termination of employment, other than under COBRA or other similar Laws.
(i)    Except as set forth in Section 3.16(i) of the Disclosure Schedule, the Company has timely paid all contributions, premiums, benefits and other amounts due to be paid to or under any Benefit Plan by the Closing Date and has appropriately reflected in its financial statements in accordance with GAAP any amounts due to be paid to or under any Benefit Plan after the Closing Date.
(j)    The Company does not have any obligation to gross-up or reimburse any person for any taxes, penalties or interest that may be or become due under Section 409A of the Code.
(k)    Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, accelerate or increase the amount of any payment or benefit to any person under any Benefit Plan. No amount paid or payable under any Benefit Plan to any person in connection with the execution of this Agreement or as a result of the transactions contemplated hereby will be deemed an “excess parachute payment” within the meaning of Section 280G of the Code.
Section 3.17    Personnel Matters.
(a)    Section 3.17(a) of the Disclosure Schedules sets out the name, location of employment, job title, length of service, base salary or, for hourly employees, base hourly rate, and commission and bonus entitlements, of each Company Employee and each independent contractor or consultant of the Company receiving remuneration for work or services being provided to the Company at the date of this Agreement.
(b)    There are no individual employment agreements governing the employment of Company Employees.
(c)    No union or other collective bargaining agent represents any employees of the Company. The Company is not a party to, or otherwise bound by, any collective bargaining or other labor agreements covering its employees. No strike, work stoppage, or contract dispute involving the Company’s employees now exists or, to the Seller’s Knowledge, is threatened. The Company has not engaged in any unfair labor practice over the past twelve (12) months. No petition has been filed with the National Labor Relations Board by any labor organization seeking to represent any of the Company Employees and no labor organization has attempted to organize any of the Company Employees in the past twelve (12) months.
(d)    The Company has complied with since the filing of its articles of organization and is currently in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, occupational health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Since the filing of its articles of organization, there has been no charge of discrimination or other alleged violations of applicable Laws respecting employment and employment practices relating to the Company filed with any Governmental Authority nor, to the Seller’s Knowledge, has any such charge been threatened.
(e)    No Claim concerning unfair labor practices or compliance with Laws respecting employment and employment practices against the Company is pending in any jurisdiction or, to the Seller’s Knowledge, threatened in any jurisdiction.
(f)    Since the filing of its articles of organization, the Company is not nor has it been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, or (iii) required to maintain an Executive Order 11246 affirmative action plan.
(g)    Since the filing of its articles of organization, the Company has complied with all notice and other requirements under the federal WARN Act and any similar applicable state or local Law relating to plant closings and layoffs (collectively, the “WARN Act”).
(h)    To Seller’s Knowledge, no Company Employee is violating any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, or other obligation benefitting the Company relating to the knowledge or use of the Company’s trade secrets or proprietary information.
(i)    The Company (i) has taken all reasonable steps to properly classify and treat all of its workers as independent contractors or employees, (ii) has taken and is taking reasonable steps to properly classify and treat all of its employees as “exempt” or “non-exempt” from overtime requirements under applicable Law, and (iii) is not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid.
Section 3.18    Insurance.
(a)    Section 3.18 of the Disclosure Schedule accurately lists each insurance policy to which the Company is a party or which covers any of the Company’s assets (including real property), specifying the insurer, policy number, policy limit, type of coverage, premium (annual or monthly, as applicable), and policy expiration date and lists any pending claims under each policy. No policy provides for retrospective or retroactive premium adjustments.
(b)    For each insurance policy listed on Section 3.18 of the Disclosure Schedule, the Company has fully paid or accrued all premiums payable by the date of this Agreement and has received no written notice of a material premium increase, of a policy cancellation or nonrenewal, or of a claim rejection.

Section 3.19    Agreement List & Status.
(a)    Section 3.19 of the Disclosure Schedule (categorized by applicable subsection) accurately lists the following contracts, agreements or other understandings (whether written or oral) to which the Company is a party:
(i)    all commitments and other agreements to purchase or sell Inventory, materials, supplies, equipment or to furnish services, in each case that can reasonably be expected to result in revenues in excess of $25,000 for any fiscal year, or $100,000 in the aggregate, to the Company;
(ii)    all other commitments and other agreements entered into in the ordinary course of business that can reasonably be expected to result in expenditures in excess of $25,000 for any fiscal year, or $100,000 in the aggregate, in one transaction or a series of related transactions;
(iii)    all sales representative agreements;
(iv)    all obligations relating to the Company’s Indebtedness;
(v)    all leases or other rental agreements to which the Company is a party;
(vi)    each employment, commission, severance or similar agreement whereby compensation will become payable as a result of the consummation of the transactions contemplated by this Agreement;
(vii)    all collective bargaining agreements;
(viii)    all agreements binding on the Company imposing (A) standstill, non-solicitation or non-competition obligations, or (B) any restriction that materially impairs the ability of the Company to freely conduct its business, but in each case excluding any agreements solely concerning confidentiality;
(ix)    all agreements concerning a partnership, joint venture or the sharing of revenues, profits or expenses;
(x)    all commitments and other agreements providing for any future payments that are conditioned, in whole or in part, on a change of control of the Company or similar event;
(xi)    any agreement with a Material Supplier or Material Customer containing any provision triggered by a change of control of the Company;
(xii)    all commitments and other agreements relating to the disposition or acquisition of the assets of, or any interest in, any business enterprise which is related to the Company in excess of $25,000;
(xiii)    all commitments and other agreements for capital expenditures or the acquisition or construction of fixed assets in excess of $25,000 for any fiscal year or $100,000 in the aggregate;

(xiv)    all commitments and other agreements between the Company on the one hand, and the Seller or any Affiliate of the Seller, on the other hand, other than those that will terminate at or prior to Closing;
(xv)    any commitments and other agreements with any Governmental Authority (excluding Governmental Authorizations); and
(xvi)    all commitments of the Company to enter into any agreement of the types described in subsections (i) though (xv) of Section 3.19(a).
(b)    The Company has delivered to the Purchaser a true and correct copy of each written agreement listed in Section 3.19 of the Disclosure Schedule and a written summary describing the material terms and conditions of any oral agreement listed in Section 3.19 of the Disclosure Schedule.
(c)    Each agreement or commitment listed in Section 3.19 of the Disclosure Schedule is in full force and effect and is enforceable in accordance with its terms by the Company, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, and similar Laws affecting creditors’ rights and by the availability of injunctive relief, specific performance, and other equitable remedies.
(d)    The Company is, in all material respects, complying with each agreement or commitment listed in Section 3.19 of the Disclosure Schedule to which it is a party and, to the Seller’s Knowledge, no other party to any of those agreements or commitments is in material breach of any of them.
(e)    No condition exists that, with time’s passing or notice, would constitute a material default by the Company, and to the Seller’s Knowledge, by any other party to any of those agreements or commitments listed in Section 3.19 of the Disclosure Schedule. No party to an agreement or a commitment listed in Section 3.19 of the Disclosure Schedule has asserted in writing any Claim, defense, setoff, or counterclaim under any of those agreements or commitments.
Section 3.20    Affiliate Transactions. Except as set forth on Section 3.20 of the Disclosure Schedule, the Company is not directly or indirectly party to any contracts, agreements, understandings, commitments, or transactions with any of the officers, managers, members or Affiliates of the Company, Seller or its Affiliates, in each case, that will remain in effect after the Closing (each an “Affiliate Agreement”).
Section 3.21    Suppliers and Customers.
(a)    Section 3.21(a) of the Disclosure Schedule sets forth (i) the top 10 suppliers of the Company (determined based on aggregate purchases by the Company for the three-month period ended March 31, 2016) (the “Material Suppliers”) and (ii) the top 10 customers of the Company (determined based on aggregate sales by the Company for the three-month period ended March 31, 2016) (the “Material Customers”).
(b)    Except as set forth on Section 3.21(b) of the Disclosure Schedule, to the Seller’s Knowledge, no Material Supplier or Material Customer has canceled or otherwise terminated, since January 1, 2016, its relationship with the Company. Except as set forth on Section 3.21(b) of the Disclosure Schedule, to the Seller’s Knowledge, the Company has not received written or oral notice since January 1, 2016 that any Material Supplier or Material Customer may cancel or otherwise materially and adversely modify its relationship with the Company whether resulting from the Acquisition or otherwise, except (i) for the expiration or termination of any contract or contractual relationship in the ordinary course of business or (ii) as a result of ordinary course negotiations with respect to pricing and terms and conditions of sale or purchase, as applicable.
Section 3.22    Warranties. All products sold and services performed by the Company were in material conformity with all applicable contractual commitments, all express and implied warranties and, in all material respects, all applicable federal, state and local Laws and regulatory requirements, and the Company has no liability (and, to the Seller’s Knowledge, there is no reasonable basis for any present or future Claim against it giving rise to any such liability) for replacement, recall or refund of compensation thereof or other damages in connection therewith in excess of any warranty or other reserve specifically established with respect thereto and included on the face of the Reference Balance Sheet. The Company has not been notified in writing of any claims and, to the Seller’s Knowledge, no such claims have been threatened, for any product warranty or service warranty related to any of its products or services.
Section 3.23    Brokers. Neither Seller nor the Company has engaged any broker, agent, finder, or similar representative such that the Purchaser or the Company will be liable post-Closing for any brokerage commissions, finders’ fees or similar commissions in connection with the transactions contemplated by this Agreement.
Section 3.24    Import and Export Compliance.
(a)    The Company is in compliance in all material respects with all Laws and any governmental orders relating to import or export control, including the Export Administration Regulations and the Office of Foreign Assets Control Regulations.
(b)    The Company has not, within the past five (5) years, directly or through an Affiliate, distributor, agent, or other third party, engaged in a transaction or act that was prohibited under the Export Administration Regulations, the Office of Foreign Assets Control Regulations, or any other statutes, Laws, ordinances, codes, rules, regulations or Governmental Orders relating to export control.
(c)    Except as set forth on Section 3.24(c) of the Disclosure Schedule, the Company has not, within the past five (5) years, directly, or, to the Seller’s Knowledge, through an Affiliate, distributor, agent or other third party, engaged in a transaction with a party located in, or a national of, Cuba, Iran, Zimbabwe, Democratic Republic of Congo, Cote d’Ivoire, North Korea, Sudan, Syria, Iraq, Afghanistan or Burma (Myanmar) other than exports to U.S. military bases in compliance with U.S. export control laws and regulations.
Section 3.25    Anti-Bribery Laws.
(a)    The Company and each of its current and former agents, representatives, distributors, advisors, contractors and consultants (in their capacity as such on behalf of the Company) are and at all times have been in compliance with all applicable legal requirements under (i) the Foreign Corrupt Practices Act, as amended, or (ii) any local anti-corruption and anti-bribery Laws, in each case, in jurisdictions in which the Company is operating (collectively, “Anti-Bribery Laws”). There are no known adverse or negative past performance evaluations of the Company related to the Anti-Bribery Laws in any respect. The Company has not received any written or, to the Seller’s Knowledge, oral communication that alleges that the Company or any of its directors, officers, agents, representatives, distributors, advisers, contractors, consultants or employees is in violation of, or has any liability under, the Anti-Bribery Laws. The Company has not been and currently is not under any administrative, civil or criminal investigation or indictment and is not party to any proceeding involving alleged false statements, false claims or other improprieties relating to the Company’s non-compliance with the Anti-Bribery Laws.
(b)    Neither the Company nor its respective employees are, or since filing of its articles of organization, have been, in violation of any Anti-Bribery Law applicable to the Company or by which any property or assets of the Company is bound, applicable to its business, properties or operations and relating to: (i) the use of corporate funds relating to political activity or for the purpose of obtaining or retaining business; (ii) payments to government officials or employees from corporate funds; or (iii) bribes, rebates, payoffs influence payments or kickbacks.
Section 3.26    Insolvency Proceedings. The Company is not the subject of any pending or rendered insolvency proceedings of any character. The Company has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. As of immediately prior to the Closing, the Company is not insolvent.
Section 3.27    NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT, INCLUDING THE RELEVANT SECTION OF THE DISCLOSURE SCHEDULE RELATED THERETO, THE PURCHASER ACKNOWLEDGES THAT IT IS ACQUIRING THE MEMBERSHIP INTERESTS ON AN “AS IS, WHERE IS” BASIS, WITHOUT REPRESENTATION AND WARRANTY AND WITHOUT RELIANCE ON ANY INFORMATION PROVIDED TO OR ON BEHALF OF THE PURCHASER BY THE SELLER, THE COMPANY OR ANY OTHER THIRD PARTY, WHETHER VERBAL OR IN WRITING. THE SELLER HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES OF ANY NATURE, WHETHER EXPRESSED, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMANCE TO SPECIFICATIONS.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
REGARDING THE SELLER
The Seller represents and warrants to the Purchaser, as of the date hereof (or such earlier date as is specified below), as follows:
Section 4.1    Title. Immediately prior to the Closing, the Seller shall own, free from all Liens, except for any Permitted Liens (and other than transfer restrictions under applicable securities Laws), good and valid title to all of the Membership Interests of the Company. Immediately prior to the Closing, the Seller shall have the power to vote, dispose of and otherwise transfer the Membership Interests without the approval, consent or other action of any Person.
Section 4.2    Authority.
(a)    The Seller has the necessary corporate power and authority to sign, deliver, and perform, in accordance with their terms, this Agreement and any Ancillary Agreement to which the Seller is a party and to consummate the Acquisition and other transactions contemplated by this Agreement and the Ancillary Agreements to which the Seller is a party.
(b)    This Agreement and the Ancillary Agreements to which the Seller is a party have been duly and validly executed and delivered by the Seller.
(c)    Assuming this Agreement and the Ancillary Agreements, as applicable, are duly executed and delivered and are legally binding obligations of the Purchaser (and the other parties thereto, except the party making this representation), this Agreement and the Ancillary Agreements to which the Seller is a party constitute a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, and similar Laws affecting creditors’ rights and by the availability of injunctive relief, specific performance, and other equitable remedies.
Section 4.3    No Conflicts.
(a)    Except as set forth in Section 4.3(a) of the Disclosure Schedule, the Seller’s execution, delivery and performance of this Agreement or any Ancillary Agreement to which the Seller is a party or consummating the transactions contemplated under this Agreement or any such Ancillary Agreement does not, whether with or without notice or time’s passing:
(i)    contravene the Seller’s organizational or governing documents;
(ii)    contravene or result in any material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any material obligation or material loss of any benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien, other than Permitted Liens, or creation of any of the foregoing under any material agreement to which the Seller is a party;
(iii)    contravene any Law applicable to the Seller; or
(iv)    result in the creation of any Lien upon any Membership Interests.
(b)    Except as set forth on Schedule 4.3(b) of the Disclosure Schedule, no consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority in any jurisdiction must be obtained by the Seller before the Seller can sign, deliver or perform this Agreement or any Ancillary Agreement to which it is a party or consummates the transactions contemplated by this Agreement or any Ancillary Agreement.
Section 4.4    No Proceedings. No Claim that would prevent or materially delay the Seller from consummating the Acquisition or the other transactions contemplated by this Agreement or the Ancillary Agreements to which the Seller is a party, is pending or, to the Seller’s Knowledge, is threatened.
Section 4.5    No Other Agreements. Except for this Agreement and the Ancillary Agreements, the Seller does not have any agreement with any other Person to sell all or a material portion of the Membership Interests, assets (other than sales of assets in the ordinary course of business) or business of the Company or to effect any merger, consolidation, recapitalization or other reorganization of the Company.
Section 4.6    Brokers. The Seller has not engaged any broker, agent, finder, or similar representative such that the Purchaser or the Company will be liable post-Closing for any brokerage commissions, finders’ fees or similar commissions in connection with the transactions contemplated by this Agreement.
Section 4.7    Insolvency Proceedings. The Seller is not the subject of any pending, rendered or threatened insolvency proceedings of any character. The Seller has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. The Seller is not insolvent.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER
The Purchaser represents and warrants to the Seller, as of the date hereof (or such earlier date as is specified below), as follows:
Section 5.1    Organization and Qualification; Authority.
(a)    The Purchaser validly exists as a limited liability company duly organized and in good standing under the Laws of the State of Delaware.
(b)    The Purchaser has all necessary limited liability company power and authority to execute, deliver, and perform, in accordance with their terms, this Agreement and each Ancillary Agreement to which it is a party and to consummate the Acquisition and other transactions contemplated by this Agreement and the Ancillary Agreements.
(c)    The Purchaser’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement, including the Acquisition, and the Ancillary Agreements have been duly and validly authorized by all necessary limited liability company action with respect to the Purchaser, and no other company proceedings on the part, or on behalf, of the Purchaser are necessary to authorize the Purchaser’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
(d)    This Agreement and each Ancillary Agreement to which the Purchaser is a party has been duly and validly executed and delivered by the Purchaser.
(e)    Assuming this Agreement and the Ancillary Agreements, as applicable, are duly executed and delivered and are legally binding obligations of the Seller and the Company (and the other parties thereto), this Agreement and the Ancillary Agreements to which the Purchaser is a party constitute a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency, and similar Laws affecting creditors’ rights and by the availability of injunctive relief, specific performance, and other equitable remedies.

Section 5.2    No Conflicts.
(a)    The Purchaser’s execution, delivery or performance of this Agreement or any Ancillary Agreement to which it is a party or consummating the transactions contemplated under this Agreement or any such Ancillary Agreement does not, whether with or without notice or time’s passing:
(i)    contravene the Purchaser’s organizational or governing documents;
(ii)    contravene or result in any material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any material obligation or material loss of any benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien, other than Permitted Liens, or creation of any of the foregoing under any material agreement to which the Purchaser is a party; or
(iii)    contravene any Law applicable to the Purchaser.
(b)    No consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority in any jurisdiction or third Person must be obtained by the Purchaser before the Purchaser can sign, deliver, or perform this Agreement or any Ancillary Agreement to which it is a party or can consummate the transactions contemplated by this Agreement or any Ancillary Agreement.
Section 5.3    Litigation. No Claim that would prevent or materially delay the Purchaser from consummating the Acquisition or the other transactions contemplated by this Agreement or the Ancillary Agreements to which the Purchaser is a party, is pending or, to the Purchaser’s Knowledge, is threatened.
Section 5.4    Brokers. The Purchaser has not engaged any broker, agent, finder, or similar representative such that the Seller or the Company will be liable post-Closing for any brokerage commissions, finders’ fees or similar commissions in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.
ARTICLE VI

RESTRICTIVE COVENANTS & OTHER COVENANTS
Section 6.1    Conduct of the Business. The Seller covenants and agrees that, from the date hereof until the Closing or the earlier termination of this Agreement, the Seller shall, and shall cause the Company to, (a) except as otherwise contemplated hereby, conduct the Business only in the ordinary course, and (b) promptly notify the Purchaser in writing of any changes to the list of Company Employees set forth in Section 3.17(a) of the Disclosure Schedule.
Section 6.2    Certain Actions. Except for entering into this Agreement, the Ancillary Agreements, the Calumet Transaction and consummating the transactions contemplated thereby, or as consented to in writing by the Purchaser, from the date hereof until the Closing or the earlier termination of this Agreement, Seller shall not, and shall cause the Company not to:

(a)    divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber any of the membership interests of the Company and/or any assets of the Company other than in the ordinary course of business;
(b)    (i) enter into any employment agreements, deferred compensation or other similar agreement or arrangement with any of the Company’s employees, (ii) increase the compensation or employee benefits of any of the Company’s employees, or (iii) hire any employees in addition to the Company’s employees, except for the Company’s hiring and entry into an employment agreement with John Rosacker;
(c)    make any change to the articles of organization or operating agreements of the Company;
(d)    terminate, cancel or amend any insurance policy maintained by the Company that is not replaced by comparable insurance;
(e)    modify, amend or terminate any contract identified on Section 3.19 of the Disclosure Schedule or enter into any new contracts or agreements with respect to the Business involving payments in excess of $25,000 in the aggregate;
(f)    make any change to the accounting methods, principles or practices of the Company;
(g)    enter into any settlement agreements involving payments in excess of $25,000 in the aggregate or which would restrict the Company with respect to any litigation or claim (whether pending or threatened);
(h)    cancel or knowingly waive or release any material Claim (or series of related Claims);
(i)    make any capital expenditure in excess of $25,000 in the aggregate;
(j)    make any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person;
(k)    incur or assume any long-term or short-term debt or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business and consistent with prior practice;
(l)    enter into any transaction (other than compensation paid in the ordinary course to Affiliates for employment services rendered) or any contract with any Affiliate;
(m)    grant, license or otherwise transfer any rights to Intellectual Property of Seller; or
(n)    authorize, commit or agree to take any of the foregoing actions.
Section 6.3    Access and Information. From the date hereof until the Closing or the earlier termination of this Agreement, Seller shall, and shall cause the Company to, (i) afford to the Purchaser and its officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours, subject to reasonable advance notice, to all of the properties, contracts, Books and Records and personnel with respect to the Company, (ii) furnish promptly to the Purchaser all information in Seller’s or Company’s possession concerning the Business as the Purchaser may reasonably request, and (iii) afford the Purchaser the opportunity to conduct a non-invasive environmental assessment of the Real Property to the Purchaser’s reasonable satisfaction. Any such access and information shall not constitute any additional representation or warranty of the Seller beyond those expressly set forth herein.
Section 6.4    No Shop. From the date hereof until the Closing or the earlier termination of this Agreement, neither the Seller, or to the extent controlled by the Seller, the Company, nor any of the Seller’s directors, officers, employees and legal and financial advisors or any of the Company’s directors or officers that are appointed by the Seller, will directly or indirectly solicit, encourage, initiate, hold discussions or negotiations with, provide any information (whether public or non-public) to or enter into any arrangement, understanding or agreement with, any Person other than the Purchaser and its respective legal and financial advisors with respect to the acquisition of the Company. Seller will promptly, but in any event within two Business Days, notify the Purchaser in writing of an inquiry by any Person to the Seller relating to the subject of the preceding sentence. From the date hereof, and except as set forth in ARTICLE IX, Section 11 of the LOI shall terminate and no longer be of any force and effect (including the tail period).
Section 6.5    Confidentiality.
(a)    Except as provided in Section 6.9, from the date hereof until Closing, the Seller and the Purchaser agree that each such Person shall not, and that such Person shall cause its Affiliates and its Representatives not to, at any time on or after the date this Agreement is executed, directly or indirectly, without the prior written consent of the other Person, disclose or use any information with respect to the legal, financial or other terms or conditions of this Agreement or any of the transactions contemplated hereby (other than in the case of any such Person that is a partner, director, officer or employee of the Seller, the Purchaser, or their Affiliates or the Company, in the course of and in furtherance of fulfilling his or her duties to the Seller, the Purchaser, their Affiliates or the Company in such capacity); provided that, the information subject to this Section 6.5(a) will not include information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided further, that the provisions of this Section 6.5(a) will not prohibit any retention of copies of records or disclosure (i) as permitted by Section 6.5(c) or (ii) made in connection with enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby; provided further, that the provisions of this Section 6.5(a) shall not prohibit the Seller from disclosing a final draft and an executed version of this Agreement and the Ancillary Agreements to Calumet for the sole limited purpose of allowing Calumet the right to inspect the final terms of this Agreement and the Ancillary Agreements, but not for any other purpose. By way of clarification, Calumet shall have no right to comment on, negotiate or request or demand any changes to this Agreement or any Ancillary Agreement or otherwise block or prevent the execution and delivery of this Agreement or any Ancillary Agreement by the Seller and the Purchaser.
(b)    The Seller and, from and until Closing, the Purchaser, each covenant and agree that each such Person will not, at any time, except in performance of its obligations to the other Person or the Company, directly or indirectly, use, disclose or publish, or permit other Persons (including Affiliates of each such Person) to disclose or publish, any confidential information with respect to the Business, the Company or use any such information in a manner detrimental to the interests of the Company, the other Person or any of their respective Affiliates; provided that, the information subject to this Section 6.5(b) will not include information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided further, that the provisions of this Section 6.5(b) shall not prohibit the Seller from disclosing a final draft and an executed version of this Agreement and the Ancillary Agreements to Calumet for the sole limited purpose of allowing Calumet the right to inspect the final terms of this Agreement and the Ancillary Agreements, but not for any other purpose. By way of clarification, Calumet shall have no right to comment on, negotiate or request or demand any changes to this Agreement or any Ancillary Agreement or otherwise block or prevent the execution and delivery of this Agreement or any Ancillary Agreement by the Seller and the Purchaser.
(c)    If a party or any of its respective Representatives becomes compelled or required to make any disclosure that is prohibited or otherwise restricted by this Agreement as a result of (i) judicial or administrative process or by other requirements of Law, Governmental Authority or any other regulatory authority (including applicable Law or listing requirements that apply to any Affiliate of the Purchaser or Seller that has publicly-traded securities), (ii) any requirements to obtain consents as a result of this Agreement or the Ancillary Documents to which such person is a party, or the transactions contemplated thereby, then that party will (A) give the other party prompt written notice of such requirement and (B) consult with and assist the other party, at the other party’s expense, in obtaining an injunction or other appropriate remedy to prevent such disclosure. Subject to the previous sentence, the disclosing party or such Representatives may make only such disclosure that, on the advice of its counsel, it is legally compelled or otherwise required to make.
(d)    The Confidentiality Agreement by and between the Seller and Purchaser, dated March 8, 2016 (“Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms until the Closing.
Section 6.6    Noncompetition.
(a)    Except as provided in Section 6.6(b), from the date hereof through and including the second anniversary of the date hereof (that period is the “Restricted Period”), Seller, whether directly or indirectly (including but not limited to through any Affiliate), shall not:
(i)    engage in any Business as a Competitor, or
(ii)    own an interest in, manage, operate, join, control, lend money or render financial assistance to, or participate in, as a partner, member, stockholder, consultant or otherwise, any Competitor.
(b)    The Seller’s ownership of securities having no more than 3% of the outstanding voting power of any Competitor listed on any national securities exchange will not violate this Section 6.6 as long as the Seller has no other connection or relationship with such entity.
(c)    The Restricted Period applicable to the Seller or any Affiliate will be extended by the length of any period during which the Seller or Affiliate is in breach of this Section 6.6.
Section 6.7    Non-solicitation of Employees
(a)    During the Restricted Period, the Seller, whether directly or indirectly (including but not limited to through any Affiliate), shall not for itself or on behalf of or in conjunction with any other Person:

(i)    solicit for hire any current employee of the Company or the Purchaser;
(ii)    solicit for hire any person whom the Company or the Purchaser employed during the six months immediately preceding the solicitation date;
(iii)    encourage a current employee of the Company or the Purchaser to resign from the Company or the Purchaser; or
(iv)    hire any person whom the Company or the Purchaser employed during the six months immediately preceding the hire date.
(b)    The prohibitions contained in each of Section 6.7(a)(i), Section 6.7(a)(ii), Section 6.7(a)(iii) and Section 6.7(a)(iv) shall not apply to (i) solicitations for employment resulting from general advertisements appearing in newspapers, periodicals, trade journals or other media of broad circulation, (ii) solicitations or employment of any person whose employment by the Company was terminated by the Company after the Closing or (iii) solicitations or employment of any person that was employed by Calumet or the Seller and was seconded to the Company as of the Closing Date.
Section 6.8    Non-solicitation of Customers, Suppliers. During the Restricted Period, the Seller, whether directly or indirectly (including but not limited to through any Affiliate), (i) shall not induce or attempt to induce any customer or supplier of the Company to end or diminish that Person’s business relationship with the Company or (ii) shall not induce any customer to deal with any Competitor with respect to the Business.
Section 6.9    Press Releases. No party, whether directly or indirectly, may issue any press release or announcement relating to any aspect of this Agreement or the transactions contemplated by this Agreement without the Seller’s and the Purchaser’s prior written approval not to be unreasonably withheld, conditioned or delayed; provided, however, that each of the Seller and the Purchaser may make any public disclosure it believes in good faith is required by Law or any Governmental Authority.
Section 6.10    Access to Books and Records.
(a)    Through the fifth anniversary of the Closing Date, and subject to the attorney-client privilege, work product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement), solely for the purpose of allowing the Seller or its Representatives: (i) to prepare Tax Returns, (ii) to defend any indemnification Claim that has been served on the Seller, or (iii) with respect to periods or occurrences prior to the date hereof in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby, the Purchaser shall provide the Seller and its Representatives with reasonable access, during normal business hours and upon reasonable prior written notice, to all Books and Records of the Company pertaining or relating to the period on or before the Closing Date.
(b)    Notwithstanding anything in this Agreement to the contrary, the Seller shall be entitled to retain copies of the Books and Records and minute books of the Company pertaining or relating to the period on or before the Closing Date for any reasonable business or legal purpose.
Section 6.11    Post-Closing Cooperation. After Closing, the Seller shall provide such assistance as the Purchaser may reasonably request with respect to the preparation by the Purchaser of consolidated financial statements of the Company and pro forma financial statements (if any) of the Purchaser required to be filed by the Purchaser with the U.S. Securities Exchange Commission which include or relate to any periods ending on or before the Closing Date. In addition, the Seller shall cooperate fully, and to the extent reasonably requested by the Purchaser and the Company, in connection with the Company’s preparation of any federal, state or local regulatory or other financial reporting requirements subsequent to the Closing (including by the provision of reasonably relevant records or information) that relate in whole or in part to any periods prior to the Closing Date. Subsequent to the Closing, the Seller upon the reasonable request of the Purchaser, will provide the Purchaser with access to those Persons employed by the Seller who were previously involved in the preparation of the Company’s financial statements and federal, state or local regulatory reporting requirements and will cause such persons to cooperate fully with and assist Purchaser in the preparation of the Company’s financial statements and federal, state or location regulatory reporting requirements to the extent such reports relate to periods prior to the Closing Date.
Section 6.12    Right of Employment. Nothing in this Agreement shall create any new or additional right or expectation of continued employment for Company Employees with the Company after Closing or otherwise modify any employment at will status of any individual.
Section 6.13    Antitrust Authorities.
(a)    Subject to the terms and conditions of this Agreement, the Purchaser and the Seller shall use their Reasonable Efforts, and the Seller shall use Reasonable Efforts to cause the Company to use its Reasonable Efforts, to: (1) cause the Acquisition to be consummated as soon as reasonably practicable and in any event no later than June 30, 2016, (2) to defend against any effort by any Antitrust Authority to seek rescission of the Acquisition or other remedy relating to the Acquisition, (3) comply at the earliest practicable date with any requests for additional information or documentary material received respectively by each Party from any Antitrust Authority, and (4) use their Reasonable Efforts to obtain all other actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and any other confirmations from any Antitrust Authority, proper or advisable to close the Acquisition as soon as reasonably practicable (“Applicable Approvals”).
(b)    Purchaser shall direct the strategy for obtaining all Applicable Approvals from Antitrust Authorities as set forth in this Section 6.13 before and after signing of this Agreement and before and after consummation of the Acquisition, and will take the lead with regard to any oral communications, meetings, discussions, presentations or other interactions with any Antitrust Authority. At all times before and after signing of this Agreement, and before and after consummation of the Acquisition, the Seller shall and shall use commercially reasonable efforts to cause the Company to cooperate and coordinate with the Purchaser with regard to any such oral communications, meetings, discussions, presentations or any investigation, inquiry, litigation or other administrative or judicial action or proceedings, commenced, threatened or foreseeable challenging the Acquisition. The Seller shall and shall use commercially reasonable efforts to cause the Company to use Reasonable Efforts to comply at the earliest practicable date after consultation with Purchaser with any requests oral or in writing for additional information or documentary materials subject to a subpoena or civil investigative demand or otherwise received by them or any of their Affiliates from an Antitrust Authority.
(c)    The Seller shall, and shall use commercially reasonable efforts to cause the Company to: (1) promptly notify the Purchaser of, and if in writing, furnish the Purchaser with, copies of (or in the case of oral communications, advise the Purchaser of the contents of) any communication to it from an Antitrust Authority and permit the Purchaser to review and discuss in advance (and to consider in good faith any comments made by the Purchaser in relation to), any proposed written communication to an Antitrust Authority, subject to the execution of a joint attorney-client privilege or defense agreement, and (2) keep the Purchaser informed of any developments, meetings, or discussions with any Antitrust Authority in respect of any investigation, inquiry, litigation or other administrative or judicial action or proceedings, commenced, threatened or foreseeable challenging the Acquisition. Unless prohibited by such Antitrust Authority, the Seller shall and shall use commercially reasonable efforts to cause the Company to use Reasonable Efforts not to independently participate in any communications, meetings or discussions with any Antitrust Authority (except for unsolicited telephone calls initiated by such Antitrust Authority) in respect of any investigation, inquiry, litigation or other administrative or judicial action or proceedings, commenced, threatened or foreseeable challenging the Acquisition without giving Purchaser prior notice of such meeting or discussion and the opportunity to attend or participate. However, each of the Company or the Seller may designate any non-public information provided to any Antirust Authority as restricted to “Outside Counsel Only” and such information shall not be shared with employees, officers, or directors of the Purchaser without approval by the Company or the Seller.
(d)    Notwithstanding anything herein to the contrary, the Company, the Seller or the Purchaser shall not be required by this Agreement to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, (i) that would require the divestiture or holding separate of any assets or voting securities of the Company, the Seller or the Purchaser or any of their respective Affiliates or subsidiaries, (ii) to consummate the Acquisition on terms other than those as set out herein, or (iii) that would limit the Seller’s or, following the Closing, the Purchaser’s freedom of action with respect to, or its ability to consolidate and control, the Company and the Company subsidiaries or any of their assets or businesses or any of the Seller’s, the Purchaser’s or their Affiliates’ or subsidiaries’ other assets and businesses.
Section 6.14    Release of Supplier Cash Collateral. Within five (5) Business Days of Closing, the Purchaser shall, or shall cause the Company to, cause the release of all cash collateral underlying the Supplier Cash Collateral to the Seller.
Section 6.15    Non-Assumption of Seller Benefit Plans. Notwithstanding the terms of any Benefit Plan to the contrary, neither Purchaser nor any of its Affiliates (including, without limitation, for periods on and after the Closing, the Company), shall assume any Benefit Plan sponsored or maintained by Seller or its parent for the benefit of any Company Employee (“Seller Plan”) or any obligation or liability of Seller or its parent thereunder. As of the Closing, the Company shall cease to be a participating employer in any Seller Plan in which it was a participating employer immediately prior thereto.
ARTICLE VII

TAX-RELATED COVENANTS
Section 7.1    Taxes.
(a)    The parties agree that in the case of a Straddle Tax Period, for purposes of determining the amount of any Taxes based on or measured by income, receipts or transactions of the Company (including, without limitation, income, sales, use, transfer, withholding and payroll Taxes) allocable to the portion of such period ending on or before the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date. The parties agree that with respect to all other Taxes in the case of a Straddle Tax Period, the amount of such Taxes allocable to the portion of such period ending on or before the Closing Date shall be determined by multiplying the amount of such Tax for the Straddle Tax Period times a fraction, the numerator of which is the total number of days in the taxable year or period ending on the Closing Date and the denominator of which is the number of days in the Straddle Tax Period. The Seller shall reimburse the Purchaser for any Taxes of the Company for any Pre-Closing Tax Periods and portion of any Straddle Tax Period ending on the Closing Date that are borne directly or indirectly by the Purchaser by virtue of the Purchaser’s ownership of an interest in the Company, such reimbursement to be made within ten (10) Business Days of the later of payment by the Company of such Taxes and written notification by the Purchaser to the Seller of such payment (with any dispute as to the amount of such Taxes being resolved as provided in Section 1.4 mutatis mutandis).
(b)    Subject to the procedures in this Section 7.1(b), the Seller agrees to prepare and file (i) all Tax Returns of the Company that include the Closing Date and are due on a monthly basis (e.g., motor fuels Tax Returns) and (ii) all other Tax Returns of the Company with respect to a taxable period that ends on or prior to the Closing Date (“Pre-Closing Tax Returns”) in a manner consistent with prior practice of the Company to the extent allowable by applicable Law. The Seller shall provide to the Purchaser drafts of all Pre-Closing Tax Returns, supporting workpapers, and any other information reasonably requested by the Purchaser at least fifteen (15) Business Days prior to the due date of each Pre-Closing Tax Return and shall reasonably consider any reasonable comments by the Purchaser with respect to the Pre-Closing Tax Returns made by the Purchaser at least five (5) Business Days prior to the due date of each such Tax Return. Any dispute as to any Pre-Closing Tax Return shall be resolved as provided in Section 1.4 mutatis mutandis.
Section 7.2    Certain Taxes and Fees. All transfer, documentary, stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the transactions that are the subject of this Agreement, will be paid fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller when due. The Purchaser will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable Law, the Seller will (and will cause the Company to) join in the execution of any such Tax Returns and other documentation. The Purchaser shall provide to the Seller drafts of all Tax Returns referred to in the preceding sentence, at least ten (10) Business Days prior to the due date of each such Tax Return and shall reasonably consider any reasonable comments by the Seller with respect to such Tax Returns made by the Seller at least five (5) Business Days prior to due date of such Tax Returns.
Section 7.3    Cooperation on Tax Matters. The Purchaser, the Company and the Seller will cooperate fully, and to the extent reasonably requested by any of the Purchaser, the Company and the Seller, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information). The Purchaser, the Company and the Seller agree (A) to retain all Books and Records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the other party so requests, the Purchaser, the Company and the Seller, as the case may be, shall allow the other party to take possession of such Books and Records.

ARTICLE VIII

INDEMNIFICATION
Section 8.1    Survival.
(a)    Survival Periods. The representations and warranties contained in ARTICLE III, ARTICLE IV and ARTICLE V of this Agreement or in any certificate or other document delivered under the terms of this Agreement and covenants and other agreements contained in this Agreement shall survive the Closing for the following periods (each a “Survival Period”):
(i)    all covenants and agreements shall terminate according to their terms or if no time of performance is specified, until the expiration of the applicable statute of limitations plus 60 days, as such may be amended or extended;
(ii)    the representations and warranties under Section 3.1 (Organization and Qualification; Authority), Section 3.3(a), (b), (d) and (e) (Ownership and Control), and Section 3.23 (Brokers) (collectively, the “Company Fundamental Representations”) shall survive the Closing indefinitely;
(iii)    the representations and warranties under Section 3.8 (Tax Matters), Section 3.15 (Benefit Plans) and Section 3.12 (Environmental Matters) shall survive the Closing until the expiration of the applicable statute of limitations governing the applicable matter plus 60 days, as such may be amended or extended;
(iv)    the representations and warranties under Section 4.1 (Title), Section 4.2 (Authority), and Section 4.6 (Brokers) (collectively, the “Seller Fundamental Representations”) shall survive the Closing indefinitely;
(v)    the representations and warranties under Section 5.1 (Organization and Qualification; Authority) and Section 5.4 (Brokers) (collectively, the “Purchaser Fundamental Representations”) shall survive the Closing indefinitely; and
(vi)    any other representations and warranties under ARTICLE III, ARTICLE IV and ARTICLE V that are not listed under subsections (ii) – (v) above or that are in any certificate or document delivered in accordance with this Agreement, shall survive the Closing and continue for a period of 18 months thereafter.
(b)    Claims Made. No Claim for indemnification under this ARTICLE VIII may be made after the expiration of the applicable Survival Period; provided, however, if an Indemnified Party delivers a Claim Notice in accordance with Section 8.5 or a Third Party Claim Notice in accordance with Section 8.6 prior to the expiration of the applicable Survival Period, such indemnification Claim shall survive the expiration of such Survival Period until such Claim has been satisfied or fully resolved as provided in this ARTICLE VIII, but only with respect to the matters explicitly described in such notice. Notwithstanding any language herein to the contrary, the indemnity contained in Section 8.2(a)(viii) and Section 8.2(a)(ix) shall survive the Closing indefinitely.
Section 8.2    Indemnification of Purchaser Indemnified Parties by Seller. Subject to the limitations, terms, and conditions of this ARTICLE VIII:

(a)    General. From and after the Closing, the Seller shall indemnify and hold harmless Purchaser Indemnified Parties against all Indemnifiable Losses incurred or suffered by a Purchaser Indemnified Party arising out of, resulting from, or arising in connection with any of the following:
(i)    any inaccuracy in or breach of any representation or warranty contained in ARTICLE III, ARTICLE IV or in any certificate or other document delivered by the Seller in accordance with this Agreement, that is not, in each case, a Company Fundamental Representation or a Seller Fundamental Representation, as the case may be;
(ii)    any inaccuracy in or breach of any Company Fundamental Representation or Seller Fundamental Representation;
(iii)    any breach or failure to perform any covenant in this Agreement, the Ancillary Agreements to which the Seller or the Company is a party or in any certificate or other document delivered under the terms of this Agreement to be performed by the Company on or before the Closing or by the Seller on or before the Closing or thereafter;
(iv)    all Taxes imposed solely on the Seller;
(v)    all Taxes imposed on the Company or for which the Company may be otherwise liable for a Pre-Closing Tax Period and any portion of a Straddle Tax Period ending on the Closing Date to the extent such Taxes exceed the amount of Taxes taken into account in the calculation of Net Working Capital;
(vi)    any Taxes of any member of an affiliated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to section 1.1502-6 of the Treasury Regulations (or any analogous or similar state, local or foreign Law);
(vii)    all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date;
(viii)    any Claim initiated by Calumet or any of Calumet’s Affiliates arising from, or in any way related to, Calumet’s ownership interest in the Company; or
(ix)    any Claim initiated by or involving Ventech Engineers North America, LLC.
(b)    For the purposes of determining the amount of any Indemnifiable Losses that are the subject matter of an Indemnification Claim, each representation and warranty in this Agreement will be read without regard and without giving effect to the term “material,” “Material Adverse Change” or terms of similar import (fully as if any such word or phrase were deleted from such representation and warranty).
Section 8.3    Indemnification of Seller Indemnified Parties by Purchaser. Subject to the limitations, terms and conditions of this ARTICLE VIII, from and after the Closing, the Purchaser shall indemnify and hold harmless Seller Indemnified Parties against all Indemnifiable Losses incurred or suffered by the Seller Indemnified Parties arising out of, resulting from, or in connection with any of the following: (i) any inaccuracy in or breach of any representation or warranty contained in ARTICLE V or in any certificate or other document delivered by the Purchaser in accordance with this Agreement; (ii) any breach or failure to perform any covenant in this Agreement, the Ancillary Agreements or in any certificate or other document delivered under the terms of this Agreement to be performed by the Purchaser on or before the Closing or thereafter or by the Company after the Closing; (iii) the Indemnification Agreement; (iv) all Taxes imposed solely on the Purchaser with respect to a tax period beginning after the Closing Date, and (v) the Supplier Letters of Credit or the Supplier Cash Collateral.
Section 8.4    Non‑Third Party Claims.
(a)    Claim Notice. For each indemnification Claim not involving a Third Party Claim (each, an “Indemnification Claim”), the Indemnified Party shall deliver written notice of that Indemnification Claim (each, a “Claim Notice”) to the Indemnifying Party promptly and before the applicable Survival Period for that Indemnification Claim expires. In each Claim Notice, an Indemnified Party shall include a reasonably detailed description of the Indemnification Claim, the Indemnification Claim’s nature and basis and, to the extent known, the Indemnification Claim amount.
(b)    Claim Dispute. An Indemnifying Party is entitled to dispute its liability to an Indemnified Party with respect to an Indemnification Claim. To dispute an Indemnification Claim, an Indemnifying Party shall give written dispute notice (“Objection Notice”) to the Indemnified Party asserting the Indemnification Claim by 5:00 p.m. Eastern Time on the 30th day after the Indemnifying Party receives the Indemnified Party’s Claim Notice in accordance with Section 8.4(a).
(c)    Good Faith Negotiation; Resolution. If, in accordance with Section 8.4(b), an Indemnifying Party timely delivers an Objection Notice to an Indemnified Party with respect to an Indemnification Claim, the Indemnifying Party and the Indemnified Party shall negotiate in good faith for 15 days after the Indemnifying Party delivered that Objection Notice. If they cannot resolve the dispute within that 15‑day period or the Indemnifying Party does not dispute a Claim Notice by timely delivering to the Indemnified Party an Objection Notice in accordance with subsection (b), then the dispute shall be resolved by any legally available means consistent with this ARTICLE VIII and ARTICLE IX.
Section 8.5    Third Party Claims.
(a)    Notice of Third Party Claim. If any third party makes any Claim against an Indemnified Party (a “Third Party Claim”) for which an Indemnifying Party may have liability, the Indemnified Party shall deliver written notice of that Third Party Claim (a “Third Party Claim Notice”) to the Indemnifying Party promptly and before the applicable Survival Period for that Third Party Claim expires. In each Third Party Claim Notice, an Indemnified Party shall include a reasonably detailed description of the Indemnification Claim, the Indemnification Claim’s nature and basis, the damages claimed by the third party, and all legal pleadings for the Third Party Claim.
(b)    The Indemnifying Party’s Assumption of the Defense. If an Indemnifying Party wishes to assume the defense of the Third Party Claim, it shall do so by sending notice of the assumption to the Indemnified Party. Promptly after sending the notice of assumption, the Indemnifying Party shall choose and employ independent legal counsel of reputable standing. After sending the notice, the Indemnifying Party is entitled to contest, pay, settle, or compromise the Third Party Claim, subject to subsection (e) below.

(c)    The Indemnified Party’s Right to Undertake the Defense. Despite anything in subsection (b) to the contrary, an Indemnified Party is entitled:
(i)    to participate in the defense of a Third Party Claim, unless the Third Party Claim involves only money damages, does not seek an injunction or other equitable relief against the Indemnified Party and the Indemnifying Party has not been advised in writing by counsel that a conflict exists between the Indemnifying Party and the Indemnified Party in connection with the defense of the Third Party Claim; and
(ii)    to defend a Third Party Claim with counsel of its own choosing and without the participation of the Indemnifying Party if, in the case of this clause (ii) only, (A) by the 30th day after the Indemnified Party has delivered to the Indemnifying Party the applicable Third Party Claim Notice for the Third Party Claim, the Indemnifying Party fails or refuses to give notice under Section 8.5(b) that it is assuming the defense of that Third Party Claim, or (B) the Indemnifying Party elects not to assume the defense of the Third Party Claim or disputes the Indemnified Party’s right to indemnification; provided, however, that except with the written consent of the Indemnifying Party (not to be unreasonably conditioned, delayed or withheld), the Indemnified Party shall not consent to the entry of any judgment or enter into any compromise or settlement of any Third Party Claim; provided further, the Indemnified Party shall keep the Indemnifying Party informed of developments and events relating to such Third Party Claim, including furnishing Indemnifying Party with copies of any pleading, correspondence or other documents as it may reasonably request.
(d)    Litigation Expenses. If the Indemnified Party assumes the defense of the Third Party Claim under Section 8.5(c)(ii), the Litigation Expenses related thereto (from the date of the assumption of such defense) shall be borne by the Indemnifying Party in the event that the Indemnified Party’s right of indemnification is ultimately established through compromise, settlement or appropriate legal means as provided hereunder.
(e)    Compromise and Settlement of Third Party Claims.
(i)    General Rule. Except as provided in Section 8.5(e)(ii), if an Indemnifying Party assumes the defense of a Third Party Claim, it may not compromise or settle the Third Party Claim without the Indemnified Party’s prior written consent, which shall not unreasonably be withheld, conditioned, or delayed. The Indemnifying Party has no liability with respect to any Third Party Claim settled or compromised, or for which the Indemnified Party consented to the entry of any judgment, without its consent, which shall not be unreasonably withheld, conditioned, or delayed.
(ii)    Exceptions. An Indemnifying Party may compromise or settle any Third Party Claim without an Indemnified Party’s consent if the following three conditions are met:
(A)    there is no finding or admission that any Indemnified Party violated any Law or any Person’s rights;
(B)    the sole relief provided is monetary damages that are fully paid by the Indemnifying Party; and

(C)    the compromise or settlement includes, as an unconditional term, the claimant’s or the plaintiff’s full release of the Indemnified Party, from all liability in respect of the Third Party Claim.
Section 8.6    Indemnification Payments. Subject to any applicable limitations under this Section 8.6, indemnification claims under ARTICLE VIII must be paid as follows:
(a)    Payments to Purchaser Indemnified Parties. With respect to any indemnification obligations of the Seller under Section 8.2, such payments shall be paid by wire transfer of immediately available funds to the bank accounts designated by the Purchaser Indemnified Party.
(b)    Payments to Seller. With respect to any indemnification obligations of the Purchaser under Section 8.3, such payments shall be paid by wire transfer of immediately available funds to the bank accounts designated by the Seller Indemnified Party.
(c)    Payment Due Date.
(i)    The Person owing an indemnification payment under Section 8.6(a) or Section 8.6(b) shall make that payment within five Business Days after:
(A)    the date on which the payment amount is determined by written agreement of the Purchaser and the Seller; or
(B)    both the payment amount and the Indemnifying Party’s obligation to pay the amount have been finally determined by a final non-appealable judgment of a court having jurisdiction over the proceeding as permitted by ARTICLE X.
Section 8.7    Limitations on Indemnity.
(a)    Notwithstanding anything expressed or implied in this ARTICLE VIII to the contrary, no Indemnified Party shall be entitled to make a claim for indemnification pursuant to this ARTICLE VIII unless and until the aggregate of all Indemnifiable Losses suffered by such Indemnified Party hereunder exceeds $500,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Indemnifiable Losses in excess of the Deductible. Notwithstanding the foregoing, no Deductible shall apply to an Indemnified Party’s claim for (i) a breach of any Company Fundamental Representations, Seller Fundamental Representations or Purchaser Fundamental Representations, (ii) indemnification hereunder to the extent a breach results from fraud, intentional misrepresentation or active concealment, (iii) indemnification under Section 8.2(a)(i) for a Purchaser’s claim for indemnification arising from a breach of Section 3.8 (Tax Matters), Section 3.12 (Environmental Matters) and/or Section 3.13 (Real Property), (iv) indemnification under Section 8.2(a)(iii) through Section 8.2(a)(viii) or (v) indemnification under Section 8.3(ii) through (v).
(b)    The aggregate amount of all Indemnifiable Losses for which an Indemnifying Party shall be liable pursuant to Section 8.2 or Section 8.3 shall not exceed $7,500,000 (the “Cap”). Notwithstanding the foregoing, no Deductible shall apply to an Indemnified Party’s claim for (i) a breach of any Company Fundamental Representations, Seller Fundamental Representations or Purchaser Fundamental Representations, (ii) indemnification hereunder to the extent a breach results from fraud, intentional misrepresentation or active concealment, (iii) indemnification under Section 8.2(a)(i) solely for a Purchaser’s claim for indemnification arising from a breach of Section 3.8 (Tax Matters), Section 3.12 (Environmental Matters) and/or Section 3.13 (Real Property), (iv) indemnification under Section 8.2(a)(iii) through (viii) or (v) indemnification under Section 8.3(ii) through (v).
(c)    Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3 in respect of any Indemnifiable Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim. In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.
Section 8.8    Exercise of Remedies by Purchaser Indemnified Parties. No Purchaser Indemnified Party (other than the Purchaser or any successor or, subject to Section 10.13, permitted assignee of the Purchaser) is entitled to assert any Indemnification Claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the Indemnification Claim or the exercise of such other remedy.
Section 8.9    Exercise of Remedies by Seller Indemnified Parties. No Seller Indemnified Party (other than the Seller or any successor or, subject to Section 10.13, permitted assignee of the Seller) is entitled to assert any Indemnification Claim or exercise any other remedy under this Agreement unless the Seller (or any successor or assignee of the Seller) consents to the assertion of the Indemnification Claim or the exercise of such other remedy.
Section 8.10    No Duplicate Recovery. Despite any contrary provision of this Agreement or of any Ancillary Agreement, Purchaser Indemnified Parties (whether individually or collectively) or Seller Indemnified Parties (whether individually or collectively) are not entitled to recover more than once with respect to any individual Claim or Indemnifiable Losses or any other item that gives rise to any right of indemnification, or recovery, and no duplicate payment, reimbursement, indemnification or other form of recovery or remedy in respect of any such item is permitted.
Section 8.11    Exclusive Remedy.
(a)    Subject to Section 10.3, the sole and exclusive remedy for all Claims arising under, out of, or related to this Agreement (including for any inaccuracy in or breach of any representation or warranty in the Agreement or any certificate or other document delivered by a party in accordance with this Agreement or any breach or failure to perform any covenant in this Agreement or in any certificate or other document delivered under the terms of this Agreement) is the indemnification set forth in this ARTICLE VIII and each party hereby waives, to the full extent it may do so, any other rights or remedies that may arise under any applicable Law, except with respect to (i) claims for injunctive relief or specific enforcement made with respect to breaches of any covenant or agreement contained in this Agreement or any Ancillary Agreement, or (ii) any case of fraud, intentional misrepresentation or active concealment, in which case the Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, shall be entitled to pursue or seek to pursue any other remedy with respect to such matters, including equitable relief or specific performance.
(b)    This Section 8.11, together with the other provisions of this ARTICLE VIII, was specifically bargained for between the Purchaser and the Seller. In agreeing to provide the specific representations and warranties set forth in this Agreement and in any Ancillary

Agreement, the Seller and the Purchaser have specifically relied upon this Section 8.11 and the limitations on remedies provided in this ARTICLE VIII.
Section 8.12    Tax Treatment of Indemnification Payments. Any indemnification payments made pursuant to this Agreement shall be treated, to the extent permitted by applicable Law, as an adjustment to the Consideration for the purchase of the Membership Interests hereunder.
ARTICLE IX

TERMINATION

Section 9.1    Termination.
(a)    This Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:
(i)    by mutual written consent of the Purchaser and the Seller;
(ii)    by the Purchaser if the Closing has not occurred on or before June 30, 2016; provided that the right to terminate this Agreement pursuant to this Section 9.1(a)(ii) shall not be available to the Purchaser if the Purchaser’s breach of any provision of this Agreement has been a principal cause of, or resulted in, the failure of the Acquisition to be consummated by such date; or
(iii)    by the Seller if the Closing has not occurred on or before June 30, 2016; provided that the right to terminate this Agreement pursuant to this Section 9.1(a)(iii) shall not be available to the Seller if: Seller’s uncured breach of any provision of this Agreement has been a principal cause of, or resulted in, the failure of the Acquisition to be consummated by such date (other than the failure of the closing condition set forth in Section 2.3(b)(ii) due to Calumet’s breach of the Purchase and Sale Agreement, dated June 9, 2016, by and among, Calumet North Dakota, LLC, a Delaware limited liability company, Calumet, the Seller, MDU Resources, Group, Inc., a Delaware corporation, and Centennial Energy Holdings, Inc., a Delaware corporation (a “Calumet Breach”)).
(b)    The party desiring to terminate this Agreement pursuant to Sections 9.1(a)(ii) or (iii) shall give written notice of such termination to the other party.
Section 9.2    Effect of Termination.
(a)    If Closing does not occur because Seller terminates this Agreement in accordance with Section 9.1(a)(iii) as a result of the Calumet Breach, then Section 11 of the LOI shall terminate and no longer be effective (including any tail period).
(b)    If Closing does not occur because Seller terminates this Agreement in accordance with Section 9.1(a)(iii) (other than as set forth in Section 9.2(a)), and Purchaser does not have any uncured breach of any provision of this Agreement that has been a principal cause of, or resulted in, the failure of the Acquisition to be consummated on or before June 30, 2016, then Section 11 of the LOI shall remain in effect pursuant to its terms and Section 10.3(b) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

(c)    If Closing does not occur because this Agreement is terminated in accordance with Section 9.1(a) under any scenario other than as set forth in Section 9.2(b), then Section 11 of the LOI shall terminate and no longer be effective (including any tail period).
(d)    Except as set forth in this Section 9.2, in the event of termination of this Agreement as provided in Section 9.1(a), this Agreement shall immediately terminate and there shall be no liability or obligation on the part of Purchaser or Seller, or their respective officers, directors, stockholders or Affiliates, except that: (a) the provisions of this Section 9.2, Section 6.5 (Confidentiality) and ARTICLE X of this Agreement (other than Section 10.3(b)) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof. For avoidance of doubt, Section 10.3(b) remains in full force and effect and survives termination of this Agreement in the circumstances described in Section 9.2(b).

ARTICLE X

MISCELLANEOUS PROVISIONS
Section 10.1    Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given for all purposes hereunder if in writing and (a) hand delivered or (b) sent by a reputable express carrier (delivery charges prepaid), in each case to the address or electronic mail address set forth on Annex A. Hand-delivered notice or notice sent by a reputable express carrier (delivery charges prepaid) is deemed delivered when the addressee receives it, but receipt must be confirmed in writing. Notice sent by registered or certified U.S. mail (postage prepaid) is deemed delivered three Business Days after deposit with the U.S. Postal Service. A party may change its address specified on Annex A by giving written notice to each other party in accordance with this Section 10.1.
Section 10.2    Interpretation. When this Agreement refers to an Article or a Section, such reference is to an Article or Section of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and must not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” Any reference to any period of days refers to the relevant number of calendar days, unless otherwise specified.
Section 10.3    Expenses.
(a)    Unless this Agreement expressly provides otherwise, each party shall bear any expenses it incurs in connection with the negotiation and consummation of the transactions contemplated by this Agreement. Unless this Agreement expressly provides otherwise, the Seller shall bear any expenses incurred by or on behalf of itself and, prior to Closing, the Company in connection with the negotiation and consummation of the transactions contemplated by this Agreement, including the Transaction Expenses.
(b)    In the event that Seller (i) breaches Section 6.4 of this Agreement, or (ii) breaches Section 11 of the LOI (to the extent that Section 11 of the LOI remains in effect in accordance with this Agreement), and on or before October 31, 2016 Seller enters into an agreement with a third party for the sale of the Company or its equity, Seller shall reimburse Purchaser for all of its reasonable out-of-pocket costs and expenses incurred by the Purchaser not to exceed $500,000 in connection with the transactions contemplated by this Agreement (including reasonable environmental consulting, attorney and accounting fees).
Section 10.4    Governing Law. Delaware law (without regard to any jurisdiction’s conflict‑of‑laws principles) exclusively governs all matters arising from or relating in any way to this Agreement, including but not limited to any claim, demand, action, cause of action, proceeding, or counterclaim arising out of or relating to this Agreement as well as the interpretation, construction, performance, and enforcement of this Agreement.
Section 10.5    Forum.
(a)    For any Claim, demand, action, cause of action, proceeding, or counterclaim arising out of or relating to this Agreement, to the maximum extent permitted under applicable Law, each party irrevocably consents to the exclusive jurisdiction of the Delaware Court of Chancery and any Delaware appellate court to which the Delaware Court of Chancery’s decisions may be appealed (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within Delaware). A final judgment rendered by such courts with respect to any such Claim, demand, action, cause of action, proceeding, or counterclaim will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(b)    To the maximum extent permitted under applicable Law, each party irrevocably and unconditionally waives any objection that it may now or hereafter have to the laying of venue of Claim, demand, action, cause of action, proceeding, or counterclaim arising out of or relating to this Agreement in the applicable courts set forth in Section 10.5(a). To the maximum extent permitted under applicable Law, each party irrevocably and unconditionally waives the defense of an inconvenient forum to the maintenance of such action or proceeding in such court.
Section 10.6    Jury Trial Waiver. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, PROCEEDING, OR COUNTERCLAIM MUST BE DECIDED BY COURT TRIAL WITHOUT A JURY. ANY PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE THE PARTIES HAVE WAIVED THEIR RIGHT TO TRIAL BY JURY.
Section 10.7    Entire Agreement. This Agreement (together with the Exhibits, Annexes and Schedules thereto), together with the other Ancillary Agreements and the Confidentiality Agreement, embodies the parties’ completely integrated agreement and supersedes all other prior agreements, arrangements and understandings of the parties.
Section 10.8    Amendments. This Agreement may be amended only by a separate written instrument identified as an amendment to this Agreement and duly signed and delivered by all parties.
Section 10.9    Waivers. Any party may waive another party’s breach of or compliance with this Agreement, but any waiver must be in a writing signed by the waiving party. A party’s waiver does not waive any other earlier, concurrent, or later breach or compliance.

Section 10.10    Severability. The parties intend this Agreement be fully enforced wherever a party seeks to enforce it. If a Governmental Authority or arbitrator finds any provision unenforceable in a particular jurisdiction, then the following will apply:
(a)    the Governmental Authority or arbitrator considering the matter may amend the unenforceable provision to the least extent necessary to make it enforceable;
(b)    if an unenforceable provision cannot be reformed under this Section 10.10, then that provision is ineffective in that jurisdiction, but only to the least extent necessary to make the rest of this Agreement enforceable there; and
(c)    reforming any provision must not affect the rest of this Agreement and must not prevent the affected provision -- as originally written -- from being enforced elsewhere.
Section 10.11    No Presumption from Authorship. The parties negotiated this Agreement at arm’s-length, jointly participated in drafting it, and received advice from independent legal counsel before they signed it. Accordingly, any court or other Governmental Authority or arbitrator construing or interpreting this Agreement will do so as if the parties jointly drafted it and will not apply any presumption, rule of construction, or burden of proof favoring or disfavoring a party because that party (or any of its representatives) drafted any part of this Agreement.
Section 10.12    Time of Performance. Whenever the last day or only day for performing under this Agreement falls on a non-Business Day, the date for performing extends to the next succeeding Business Day.
Section 10.13    Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by the parties without the prior written consent of the other party (which consent shall not be unreasonably withheld); except that after the Closing Date the Purchaser shall have the right to transfer and assign its rights hereunder to any entity which is controlled by the Purchaser or by the Affiliates of the Purchaser only to the extent that the Purchaser shall remain liable for the prompt payment and performance of all obligations of the Purchaser under this Agreement.
Section 10.14    Successors and Assigns. This Agreement binds the parties as well as their successors and, subject to Section 10.13, permitted assigns.
Section 10.15    Third-party Beneficiaries. ARTICLE VIII confers rights and remedies upon each of the Purchaser Indemnified Parties and the Seller Indemnified Parties and each of them is an intended third-party beneficiary of ARTICLE VIII. No Person other than the parties to this Agreement and such Persons described in the preceding sentences has any rights or remedies under this Agreement. The parties reserve the right and power to amend or terminate this Agreement without the consent of any Person who is not a party to this Agreement.
Section 10.16    Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall sign and deliver to the other parties any additional documents and shall take any other lawful action that any other party may reasonably request to carry out the Acquisition and the other transactions contemplated by this Agreement.
Section 10.17    Counterparts. The parties may sign this Agreement in multiple counterparts. Each signed counterpart is considered an original document, but all signed counterparts, when taken together, constitute one original document. A party may effectively deliver that party’s signed counterpart of this Agreement by facsimile or by e-mail in a portable document format.
Section 10.18    Specific Performance. The parties confirm that the Membership Interests are unique property and that no adequate remedy at Law exists for the damage that any of them might sustain for another party’s failing to consummate the Acquisition and the other transactions contemplated by this Agreement. Accordingly, if any party materially breaches any of its obligations under this Agreement, the non‑breaching party may obtain a decree of specific performance requiring the breaching party to fulfill its obligations under this Agreement. The party seeking specific performance need not post any bond or other security or show actual damages.
*** Signature Pages Follow ***

The parties are signing this Membership Interest Purchase Agreement on the date specified in the Preamble.

Seller:

WBI ENERGY, INC.

By:	/s/ Martin A. Fritz
Name:	Martin A. Fritz
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

Purchaser:

TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ Gregory J. Goff
Name:	Gregory J. Goff
Title:	President

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

Annex A
Notice Information

Party	Notice Information	Copies To
Purchaser:	Tesoro Companies, Inc. 19100 Ridgewood Parkway San Antonio, TX 78259 Attention: General Counsel	McGuireWoods LLP 77 West Wacker Drive Suite 4100 Chicago, IL 60601-1818 Attention: Craig R. Culbertson E-mail: cculbertson@mcguirewoods.com
Seller:	WBI Energy, Inc. 1250 W. Century Ave. Bismarck, ND 58503 Attn: General Counsel	Holland & Hart LLP 6380 South Fiddlers Green Circle Suite 500 Greenwood Village, CO 80111 Attention: Susan L. Oakes Email: SLOakes@hollandhart.com

Annex A
Membership Interest Purchase Agreement

Annex B
Definitions
“Accounts Receivable” is defined in Section 3.4(c).
“Acquisition” is defined in Section 1.1.
“Administrative Agent” means U.S. Bank National Association.
“Affiliate” means any Person directly or indirectly controlled by, controlling, or under common control with any other Person. As used above, “control” (whether a noun or verb) with respect to a Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by agreement, or otherwise.
“Affiliate Agreement” is defined in Section 3.20.
“Affordable Care Act” means, collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.
“Agreement” means this Membership Interest Purchase Agreement, as periodically amended, modified, or supplemented in accordance with its terms.
“Allocation” is defined in Section 1.7.
“Ancillary Agreement” means the General Releases, the Ventech Assignment and Assumption Agreement, the Transition Services Agreement, the Company Release, the Calumet Release and the Seller Release.
“Antitrust Authority” means any Government Authority having jurisdiction with respect to any applicable antitrust laws.
“Anti-Bribery Laws” is defined in Section 3.25.
“Applicable Approvals” is defined in Section 6.13(a).
“Audited Balance Sheet” is defined in Section 3.4(a)(i).
“Audited Financial Statements” is defined in Section 3.4(a)(i).
“Benefit Plan” means any benefit arrangement, obligation, custom or practice, whether or not legally enforceable, to provide benefits (other than salary), as compensation for services rendered, including Pension Plans, Welfare Plans, employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, incentive programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability, consulting, or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the

Annex B
Membership Interest Purchase Agreement

assets of any business or portion thereof, which either the Company or any ERISA Affiliate thereof sponsors, maintains, contributes to or is obligated to contributed to, or with respect to which either the Company or any ERISA Affiliate thereof has or may have any current or future liability (whether actual or contingent), in each case with respect to any of its current or former directors, managers, employees, officers, agents or other service providers.
“Books and Records” means business records (in any form or medium) in the possession or control of the Seller or the Company, including all books, ledgers, files, reports, plans, records, manuals, sales and credit records, books of account, financial records, invoices, supplier lists, billing records, engineering records, drawings, blueprints, schematics, studies, surveys, reports, advertising and sales material, customer lists, customer records, test records, financing records, and personnel and payroll records, to the extent that they pertain or relate to the Business and the Company.
“Business” is defined in the Recitals.
“Business Day” means any day other than Saturday, Sunday, or any day when banking institutions in New York, New York are required or authorized to be closed either under applicable Law or by Governmental Authority action.
“Calumet” means Calumet Specialty Products Partners, L.P.
“Calumet Breach” is defined in Section 9.1(a)(iii).
“Calumet Release” is defined in Section 2.2(b)(iv).
“Cap” is defined in Section 8.7(b).
“Claim” means any action, suit, case, litigation, proceeding, claim, arbitration, charge, criminal prosecution, or notice of violation, penalty, fine, sanction, or legal proceeding.
“Claim Notice” is defined in Section 8.4(a).
“Closing” is defined in Section 2.1.
“Closing Agreement” means a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law).
“Closing Balance Sheet” is defined in Section 1.4(a).
“Closing Date” is defined in Section 2.1.
“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985 and any guidance issued thereunder.
“Code” means the Internal Revenue Code of 1986, as periodically amended.
“Company” is defined in the preamble.
“Company Employees” mean the employees of the Company.
“Company Fundamental Representations” is defined in Section 8.1(a)(ii).

Annex B
Membership Interest Purchase Agreement

“Company Release” is defined in Section 2.2(a)(viii).
“Company Software” means all material software that the Company has created that the Company uses to conduct its businesses.
“Competitor” means any Person engaged in the Business in in the county in which the Facilities are located, and within the one (1) year preceding the Closing Date.
“Confidentiality Agreement” is defined in Section 6.5(a).
“Consideration” is defined in Section 1.7.
“Copyrightable Works” is defined in defined in the definition of Intellectual Property.
“Credit Agreement” means that certain Term Loan Agreement, dated as of April 22, 2013, by and among the Company, Centennial Energy Holdings, Inc., as Guarantor, the lenders party thereto, and U.S. Bank National Association, as Administrative Agent, as amended from time to time.
“Data Privacy Laws” means any state or federal Law, executive order, regulation, interpretive guidance, administrative decision or common law governing the proper use, collection, recording, storing, altering, retrieving, consulting, transferring, disclosing (whether authorized or unauthorized) or otherwise processing personally identifiable information regarding an individual who can be identified from such data or from such data and other information in the possession of the Company. Examples of personally identifiable information include customer name, street address, telephone number, e-mail addresses, credit card or other payment information, social security numbers, driver’s license numbers or biometric data.
“Data Security Laws” means any state or federal Law, executive order, regulation, interpretive guidance, administrative decision or common law governing the administrative, technical, or physical controls that protect personally identifiable information from unauthorized access, use or disclosure. It shall also specifically include the Payment Card Industry Standard (PCI DSS), which ensures the security of credit card transactions and related personal financial information, even in jurisdictions where PCI DSS has not been expressly adopted by the legislature.
“Deductible” is defined in Section 8.7(a).
“Disclosure Schedule” means all the Sections of the Disclosure Schedule that are incorporated into this Agreement and delivered under this Agreement concurrently with its execution and delivery and that constitute exceptions to the Seller’s representations and warranties in ARTICLE III or ARTICLE IV or that provide information to which such representations and warranties specifically refer.
“Dispute Resolution Auditor” is defined in Section 1.4(c).
“Dispute Resolution Period” is defined in Section 1.4(c).
“Environmental Law” means any applicable Law relating to environment, natural resources, pollutants, contaminants, wastes, chemicals, or public health and safety, including any applicable Law pertaining to the following:
(a)    treatment, storage, disposal, generation or transportation, or arrangement for transportation, of toxic or hazardous substances or solid or hazardous waste;

Annex B
Membership Interest Purchase Agreement

(b)    air, water, or noise pollution;
(c)    groundwater or soil contamination;
(d)    the discharge, release or threatened release into the environment of pollutant(s), toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, leaks, escapes, dumping or migration of pollutants, contaminants or chemicals;
(e)    manufacture, processing, use, distribution, treatment, storage, disposal, transportation, or arrangement for transportation, or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste;
(f)    above ground, underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; or
(g)    the protection of wildlife, marine sanctuaries and wetlands, including all endangered and threatened species; and includes the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC §§ 9601 et seq. or the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC §§ 6901 et seq.
“EPA” is defined in Section 1.6(f).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business that, together with the Company would be treated as a single employer under ERISA Section 4001(b)(1) or Code Sections 414(b), (c), (m), or (o).
“Escrow Account” is the account at the Escrow Agent in which the Escrow Amount is deposited.
“Escrow Agent” means UMB Bank, N.A.
“Escrow Agreement” means the agreement dated as of the Closing Date by and among the Escrow Agent, Purchaser and Seller, in substantially the form attached hereto as Exhibit I.
“Escrow Amount” is defined in Section 1.6(a).
“Estimated Net Working Capital” is defined in Section 1.3.
“Estimated RINs Payable” means the estimate of the amount of the RINs Payable based upon the average price for each category of RIN during the period beginning on June 1, 2016 and ending on June 24, 2016.
“Facilities” is defined in the Recitals.
“Final Net Working Capital” is defined in Section 1.5(a).
“Final RINs Payable” is defined in Section 1.6(d).
“Financial Statements” is defined in Section 3.4(a)(ii).

Annex B
Membership Interest Purchase Agreement

“GAAP” means generally accepted accounting principles for financial reporting in the United States of America, consistently applied.
“GATX Letter of Credit” means that certain Irrevocable Standby Letter of Credit in the amount of $1,000,000, dated December 31, 2014, issued by the Company for the benefit of GATX Corporation.
“General Releases” is defined in Section 2.2(a)(v).
“Governmental Authority” means any government authority acting under the authority of any federal, state, local, or foreign government.
“Governmental Authorization” means any consent, license, permit, clearance or registration issued, granted or otherwise given by or under the authority of any Governmental Authority.
“Hazardous Material” means:
(a)    any petrochemical or petroleum product, petroleum, including crude oil or any fraction thereof, radioactive material, asbestos or asbestos-containing materials in any form, and radon gas;
(b)    any chemicals, materials or substances defined by an Environmental Law as or included in the definition of “hazardous pollutant,” “toxic pollutant,” “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or
(c)    any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.
“Improvements” is defined in Section 3.13(c).
“Indebtedness” of any Person means, without double counting, all obligations contingent or otherwise, in respect of:
(a)    borrowed money, including with respect to deposits or advances of any kind;
(b)    indebtedness evidenced by notes, debentures, or similar instruments;
(c)    capitalized lease obligations recorded in accordance with GAAP;
(d)    the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable);
(e)    all letters of credit or similar facilities;
(f)    all payment obligations under any interest rate swap agreement or arrangement entered into for the purpose of limiting or managing interest rate risk;
(g)    outstanding accounts payable more than 90 days past due;
(h)    all obligations of other Persons guaranteed directly or indirectly in any manner by such Person; and

Annex B
Membership Interest Purchase Agreement

(i)    interest, premium, fees, expenses, penalties (including prepayment and early termination penalties) and other amounts owing in respect of the items described in the foregoing clauses (a) through (h).
“Indemnifiable Losses” means the aggregate of Losses and Litigation Expenses.
“Indemnification Agreement” is defined in Section 2.2(a)(xvii)
“Indemnification Claim” is defined in Section 8.4(a).
“Indemnified Party” means a Purchaser Indemnified Party or Seller Indemnified Party, as applicable, seeking indemnification under ARTICLE VIII.
“Indemnifying Party” means any Person against whom an Indemnified Party makes a Claim for indemnification under ARTICLE VIII.
“Intellectual Property” means:
(a)    U.S. patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions of them (“Patents”),
(b)    trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”);
(c)    registered copyrights (“Copyrightable Works”);
(d)    rights of publicity and rights to personal information,
(e)    moral rights and rights of attribution and integrity;
(f)    all rights in the foregoing; and
(g)    all applications and registrations for anything described in items (a) – (f) above.
“Inventory” means all inventories, wherever located, including all finished goods, work in process, raw materials and all other materials to be used in the finished goods, including, but not limited to, crude oil, blendstocks, feedstocks and other raw materials, intermediate stocks and finished products, including water bottoms, bottom sediment, sludge, slops, line fill and unit fill, in each case acquired for use at or produced at the Company’s facilities, or in transit to Company’s facilities by pipeline or other means, whether in the possession of the Company or any other Person.
“IRS” means the Internal Revenue Service.
“Knowledge” means the actual knowledge of that Person after undertaking a reasonable inquiry consisting of an inquiry of such Person’s direct reports regarding the accuracy of the applicable representation and warranty contained in this Agreement.
“Law” means any applicable domestic or foreign federal, state or local law, ordinance, rule, code, principle of common law, regulation, statute or treaty of any Governmental Authority. For the avoidance of doubt, the term “Law” shall include, Data Privacy Laws and Data Security Laws.

Annex B
Membership Interest Purchase Agreement

“Lien” means any lien, security interest, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, or any similar restriction.
“Litigation Expense” means any reasonable attorneys’ fees and reasonable costs and expenses of investigating and defending or asserting a Claim for indemnification under ARTICLE VIII.
“LOI” means that certain non-binding proposal to purchase 100% of the outstanding membership interests in the Company, dated June 10, 2016, by and between Purchaser and Seller.
“Loss” means any actual liability, loss, Claim (including Third Party Claims), settlement payment, cost and expense, interest, award, judgment, direct out-of-pocket damages, fines, Taxes, fees and penalties or other charge, other than a Litigation Expense.
“Material Adverse Change” means any change, effect, event, occurrence or development that individually or in the aggregate, taken with all other changes, effects, events, occurrences or developments, is materially adverse to (i) the business, assets, condition (financial or otherwise), results of operations or liabilities of the Company or (ii) the ability of the Seller and the Company, to consummate the Acquisition and the other transactions contemplated by this Agreement, but does not include any of the following, either alone or in combination (except as provided below):
(a)    any change (including any change in Laws or other binding orders or directives issued by any Governmental Authority) in general business, economic, political, social, or regulatory conditions (including but not limited to any change in GAAP, or the financial, banking or securities markets) in the localities, regions, states, or countries where the Company primarily operates its business;
(b)    any change caused by the escalation or outbreak of hostilities of the United States of America (whether or not in accordance with the declaration of a national emergency or war) or caused by the occurrence of any military or terrorist attack upon the United States of America or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States of America; or
(c)    any change caused by announcement of the Acquisition or any other transactions contemplated by this Agreement or the taking of any action that is required by this Agreement or any Ancillary Agreement.
Notwithstanding the foregoing, if any matter described in any of the clauses (a) and (b) above has had a disproportionate effect on the Company as compared to other companies in the industries in which the Company competes or conducts its business, then such matter must be taken into account to determine whether a Material Adverse Change has occurred or would reasonably be expected to occur.
“Material Customers” is defined in Section 3.21(a).
“Material Suppliers” is defined in Section 3.21(a).
“Membership Interests” is defined in the Recitals.
“Multiemployer Plan” is defined in ERISA Section 4001(a)(2).

Annex B
Membership Interest Purchase Agreement

“Net Working Capital” means the amount equal to (a) the sum of the dollar amount of (i) trade accounts receivable which are collectible within 90 days, (ii) gross inventory of crude oil and refined products, (iii) cash and cash equivalents, and (iv) cash deposits with crude oil suppliers to secure future delivery of crude oil, if any, minus (b) crude oil accounts payable, in each case calculated in a manner consistent with the working capital statement attached hereto as Schedule 1.3. Notwithstanding the above, and for avoidance of doubt, the following amounts shall be excluded from the calculation of Net Working Capital: (a) prepaid insurance and other current assets, (b) the lower of cost or market adjustments for crude oil inventory and refined products inventories, (c) crude and refined products LIFO reserves, (d) any accrued liabilities associated with or related to any Claim or losses involving Ventech Engineers North America LLC, (e) Transaction Expenses, (f) income Taxes, (g) any advance from Centennial Energy Holdings, Inc. to the Company, (h) all compensation and payroll benefits payable to Calumet with respect to the secondment of John Rosacker to the Company, (i) any amounts payable from the Company to Calumet under the service agreement between the parties, (j) interest payable to Wells Fargo Bank, N.A. through the Closing Date, (k) interest payable to either Seller or to Calumet, (l) any revolver fees payable to Wells Fargo Bank, N.A. through the Closing Date, (m) Estimated RINS Payable, (n) other deferred charges, (o) other prepaid expenses, (p) Taxes other than income Taxes, (q) accrued compensation and payroll benefits (including, but not limited to, 401K contributions payable, accrued vacation, payroll taxes payable, etc.), (r) interest payable on the Credit Agreement, (s) accrued expenses attributed to gross inventory of crude oil and refined products, and (t) other current liabilities.
“Net Working Capital Statement” is defined in Section 1.4(a).
“Objection Notice” is defined in Section 8.4(b).
“Objections Statement” is defined in Section 1.4(c).
“Order” means any temporary restraining order or other order, writ, injunction (whether preliminary, permanent or otherwise), judgment, decree, ruling, determination, award or settlement, whether civil, criminal or administrative of any Governmental Authority.
“Patents” is defined in the definition of Intellectual Property.
“Pension Plan” means any “employee pension benefit plan,” as defined in ERISA Section 3.
“Permitted Lien” means (i) Liens for Taxes not yet due and payable, (ii) easements, rights of way, zoning ordinances, entitlement, building and other land use regulations affecting the Real Property which are not individually, or in the aggregate, material to the current use and operation of the Real Property, (iii) Liens securing the Credit Agreement and (iv) Liens related to the Ventech Agreement.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, estate, trust, trustee or other entity or governmental body.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.
“Pre-Closing Tax Returns” is defined in Section 7.1(b).
“Purchaser” is defined in the Preamble.
“Purchaser Fundamental Representations” is defined in Section 8.1(a)(v).

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Membership Interest Purchase Agreement

“Purchaser Indemnified Party” means each of (a) the Purchaser, (b) the Purchaser’s Affiliates, and (c) their respective directors, officers, managers, members, equity owners, employees, and agents.
“Real Property” is defined in Section 3.13(a)(i).
“Real Property Documents” is defined in Section 3.13(b).
“Reasonable Efforts” means commercially reasonable efforts of such Person without the obligation to sell or hold separate any assets, pursue any litigation or pay, incur, convey, endure or deliver any material monetary payments or other form of consideration, whether tangible or intangible, including any property, detriment, debt, right, license, obligation, waiver or release.
“Reference Balance Sheet” is defined in Section 3.4(a)(ii).
“Representatives” means directors, officers, agents, managers, employees or any other Persons (including investors and financing sources) acting on their behalf, including any investment banking, legal or accounting firm retained by any of them.
“Restricted Period” is defined in Section 6.7(a).
“Revised Allocation” is defined in Section 1.7.
“RIN” means Renewable Identification Number, a unique number generated to represent a volume of renewable fuel pursuant to 40 CFR §§80.1425 and 80.1426.
“RINs Payable” means an amount equal to the Company’s RVO for 2015 and in 2016 on or prior to the Closing Date, respectively, for diesel put into commerce by the Company in 2015 and in 2016 on or prior to the Closing Date, respectively.
“RVO” means the Company’s renewable volume obligation attributable to the Business for 2015 and 2016 on or prior to the Closing Date, respectively, based on the volume of finished diesel fuel sold by the Company during such periods; provided, that volumes that are exported by the Company will not be included in its RVO.
“Seller” is defined in the preamble.
“Seller Fundamental Representations” is defined in Section 8.1(a)(iv).
“Seller’s Knowledge” means the Knowledge of Martin Fritz, Tim Michelsen, John Stumpf or John Rosacker.
“Seller Indemnified Party” means each of (a) the Seller, (b) the Seller’s Affiliates, and (c) their respective directors, officers, managers, members, equity owners, employees, and agents.
“Seller Plan” is defined in Section 6.15.
“Seller Release” is defined in Section 2.2(b)(v).
“Straddle Tax Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Survival Period” is defined in Section 8.1(a).

Annex B
Membership Interest Purchase Agreement

“Supplier Cash Collateral” means the cash collateral provided by Seller for the benefit of the Company to GATX Corporation and Trinity Industries Leasing Company, respectively, in support of the GATX Letter of Credit and the Trinity Letter of Credit, respectively.
“Target Net Working Capital” means $16,000,000.
“Tax” or “Taxes” (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind imposed by any Governmental Authority, including taxes, assessments, or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, escheat, unclaimed property, payroll, employment, social security (or similar, including FICA), workers’ compensation, disability, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added, alternative or add-on minimum, estimated or gains taxes, or other taxes of any kind or any charge of any kind in the nature of (or substantially similar to) taxes, including license, registration and documentation fees; and customs duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a person required by applicable Law to withhold or collect taxes imposed on another person; and (iii) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (i) or (ii).
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained by a Governmental Authority, with respect to or in connection with the calculation, determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any applicable Law relating to any Tax.
“Taxing Authority” means any Governmental Authority responsible for the administration, collection, assessment or imposition of any Tax.
“Third Party” means any Person that is not party to this Agreement.
“Third Party Claim” is defined in Section 8.5(a).
“Third Party Claim Notice” is defined in Section 8.5(a).
“Third Party Software” means any Third-Party software (excluding any readily available off-the-shelf software, “shrink wrap,” “click wrap,” or other commercially available software programs generally available to the public pursuant to non-exclusive end-user licenses or similar software) of which the Company does not own all rights but that is material to the Company’s businesses.
“Trademarks” is defined in the definition of Intellectual Property.
“Transaction Expenses” means, without double counting, the sum of (a) any fees, costs and expenses incurred prior to the Closing by the Company in connection with the consummation of the transactions contemplated by this Agreement that remain unpaid at Closing, plus (b) any amounts payable to employees of the Company as a result of the transactions contemplated under this Agreement, including but not limited to any stay, retention or other bonuses (including any discretionary bonuses) or compensation payable in connection with or as a result of the transactions contemplated by this Agreement, including those bonuses set forth on Section 3.2(a)(ii) of the Disclosure Schedule, plus (c) the Company’s share of all FICA taxes associated with any of the bonuses subject of the foregoing clause (b) to the extent that any such recipients are properly treated as W-2 employees instead of K-1 members, plus

Annex B
Membership Interest Purchase Agreement

(d) any amounts required by contract to be paid to third Persons on account of any waiver, consent, action or approval resulting from the consummation of the transactions contemplated hereby; provided, however, the definition of “Transaction Expenses” shall not include any fees, costs or expenses provided for in Section 7.2, the applicable portion of which shall be paid by the Seller in accordance with Section 7.2.
“Transition Services Agreement” is defined in Section 2.2(a)(vii).
“Trinity Letter of Credit” means that certain Irrevocable Standby Letter of Credit in the amount of $2,184,000, dated January 20, 2015, issued by the Company for the benefit of Trinity Industries Leasing Company.
“Ventech Assignment and Assumption Agreement” is defined in Section 2.2(a)(vi).
“Ventech Agreement” means that certain Engineering, Procurement, Manufacturing and Site Assistance Agreement by and between Ventech Engineers North America LLC and the Company, dated June 12, 2013.
“WARN Act” is defined in Section 3.17(g).
“Welfare Plan” means any “employee welfare benefit plan,” as defined in ERISA Section 3(l).

Annex B
Membership Interest Purchase Agreement